EXHIBIT 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of AK Steel Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AK Steel Holding Corporation (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 20, 2020 expressed an unqualified opinion thereon.

Adoption of ASU No. 2016-02

As discussed in the paragraph under the caption “Adoption of New Accounting Principles” described in Note 1 to the consolidated financial statements, effective January 1, 2019, the Company changed its method of accounting for leases due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Realizability of Deferred Tax Assets
Description of the Matter
As more fully described in Note 6, at December 31, 2019, the Company had gross deferred tax assets on deductible temporary differences and carryforwards of $833.9 million reduced by a valuation allowance of $659.4 million, both primarily related to the U.S. Deferred tax assets must be reduced by a valuation allowance if, based upon the weight of all available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.
Auditing management’s analysis of the realizability of its U.S. deferred tax assets was complex and highly judgmental due to the weighting of positive and negative evidence with respect to future reversals of taxable U.S. temporary differences and future U.S. taxable income exclusive of reversing temporary differences and carryforwards.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls relating to the realizability of deferred tax assets. Our audit procedures included testing controls over management’s projections of future reversals of existing taxable temporary differences and future taxable income (exclusive of reversing temporary differences and carryforwards) and testing the completeness and accuracy of the underlying data used by the Company.
To test the realizability of the Company’s deferred tax assets, we performed audit procedures which included, among others, assessing the positive and negative evidence related to the likelihood of realization of the U.S. deferred tax assets. We tested the Company’s scheduling of the reversal of existing temporary taxable differences used as a source of taxable income were of the appropriate character to realize existing deferred tax assets. We assessed the historical accuracy of management’s forecasted U.S. taxable income, exclusive of reversing temporary differences and carryforwards, and compared the forecasts to current industry and economic trends. We involved tax professionals to evaluate the application of jurisdictional tax laws and regulations used in the Company’s assumptions and calculations.

Precision Partners’ Reporting Unit Goodwill
Description of the Matter
At December 31, 2019, goodwill was $255.5 million, and included $222.7 million related to the Precision Partners’ reporting unit. As discussed in Note 1 to the consolidated financial statements, goodwill is reviewed for potential impairment at the reporting unit level at least annually on October 1 and whenever events or circumstances make it more likely than not that impairment may have occurred.
Auditing management’s annual goodwill impairment assessment for the Precision Partners’ reporting unit was complex due to the significant estimation required to determine the fair value of the reporting unit. In particular, the fair value estimate was sensitive to significant assumptions, such as revenue growth rates, the terminal growth rate, EBITDA margin, and the weighted average cost of capital, which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill impairment review process. For example, we tested controls over management’s review of the significant judgmental assumptions, including revenue growth rates, the terminal growth rate, EBITDA margin, and the weighted average cost of capital.
To test the Company’s annual goodwill impairment assessment for the Precision Partners’ reporting unit, we performed audit procedures that included, among others, evaluating the estimated fair value of the Precision Partners’ reporting unit, including evaluating methodologies used. We involved our specialists in the evaluation of the significant assumptions described above and testing the underlying data used by the Company in its analysis for completeness and accuracy. We compared the significant assumptions used by management to current industry and economic trends, recent historical performance and other factors. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions.

/s/ ERNST & YOUNG LLP
We have served as the Company’s auditor since 2013.
Cincinnati, Ohio
February 20, 2020

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2019, 2018 and 2017
(dollars in millions, except per share data)
	2019	2018	2017
Net sales	$6,359.4	$6,818.2	$6,080.5

Cost of products sold (exclusive of items shown separately below)	5,606.3	5,911.0	5,253.1
Selling and administrative expenses	295.2	322.6	284.9
Depreciation	192.6	220.2	226.0
Ashland Works closure	56.0	—	—
Credit for adjustment of liability for transportation costs	—	—	(19.3)
Asset impairment charge	—	—	75.6
Total operating costs	6,150.1	6,453.8	5,820.3
Operating profit	209.3	364.4	260.2
Interest expense	146.6	151.6	152.3
Pension and OPEB (income) expense	12.0	(19.2)	(71.9)
Other (income) expense	(18.5)	(5.9)	17.1
Income before income taxes	69.2	237.9	162.7
Income tax expense (benefit)	6.2	(6.2)	(2.2)
Net income	63.0	244.1	164.9
Less: Net income attributable to noncontrolling interests	51.8	58.1	61.4
Net income attributable to AK Steel Holding Corporation	$11.2	$186.0	$103.5
Net income per share attributable to AK Steel Holding Corporation common stockholders:
Basic	$0.04	$0.59	$0.33
Diluted	$0.04	$0.59	$0.32

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2019, 2018 and 2017
(dollars in millions)
	2019	2018	2017
Net income	$63.0	$244.1	$164.9
Other comprehensive income, before tax:
Foreign currency translation gain (loss)	(0.6)	(1.7)	4.7
Cash flow hedges:
Gains (losses) arising in period	(31.5)	(5.6)	(11.5)
Reclassification of losses (gains) to net income	8.9	(10.3)	(6.1)
Pension and OPEB plans:
Prior service credit (cost) arising in period	—	11.1	4.7
Gains (losses) arising in period	50.5	(63.6)	94.2
Reclassification of prior service cost (credits) included in net income	(9.6)	(9.8)	(53.8)
Reclassification of losses (gains) included in net income	15.7	29.3	6.3
Other comprehensive income (loss), before tax	33.4	(50.6)	38.5
Income tax expense in other comprehensive income	1.4	—	—
Other comprehensive income (loss)	32.0	(50.6)	38.5
Comprehensive income	95.0	193.5	203.4
Less: Comprehensive income attributable to noncontrolling interests	51.8	58.1	61.4
Comprehensive income attributable to AK Steel Holding Corporation	$43.2	$135.4	$142.0

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2019 and 2018
(dollars in millions, except per share data)
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$31.0	$48.6
Accounts receivable, net	577.9	635.8
Inventory	1,346.2	1,419.9
Other current assets	65.2	97.0
Total current assets	2,020.3	2,201.3
Property, plant and equipment	7,168.9	6,969.2
Accumulated depreciation	(5,237.0)	(5,057.6)
Property, plant and equipment, net	1,931.9	1,911.6
Other non-current assets:
Goodwill and intangible assets	293.4	298.9
Other non-current assets	345.0	103.9
TOTAL ASSETS	$4,590.6	$4,515.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$705.1	$801.0
Accrued liabilities	314.4	288.9
Current portion of pension and other postretirement benefit obligations	41.0	38.7
Total current liabilities	1,060.5	1,128.6
Non-current liabilities:
Long-term debt	1,968.8	1,993.7
Pension and other postretirement benefit obligations	717.8	829.9
Other non-current liabilities	366.2	134.0
TOTAL LIABILITIES	4,113.3	4,086.2
Equity:
Common stock, authorized 450,000,000 shares of $.01 par value each; issued 317,768,621 and 316,595,613 shares in 2019 and 2018; outstanding 316,401,478 and 315,535,765 shares in 2019 and 2018	3.2	3.2
Additional paid-in capital	2,904.2	2,894.9
Treasury stock, common shares at cost, 1,367,143 and 1,059,848 shares in 2019 and 2018	(7.3)	(6.4)
Accumulated deficit	(2,680.6)	(2,691.8)
Accumulated other comprehensive loss	(68.0)	(100.0)
Total stockholders’ equity	151.5	99.9
Noncontrolling interests	325.8	329.6
TOTAL EQUITY	477.3	429.5
TOTAL LIABILITIES AND EQUITY	$4,590.6	$4,515.7

The consolidated balance sheets as of December 31, 2019 and 2018, include the following amounts for consolidated variable interest entities, before intercompany eliminations. See Note 16 for more information concerning variable interest entities.

	2019	2018
Middletown Coke Company, LLC (“SunCoke Middletown”)
Cash and cash equivalents	$0.1	$1.1
Inventory	24.1	21.1
Property, plant and equipment	446.1	427.8
Accumulated depreciation	(127.7)	(106.9)
Accounts payable	19.2	13.7
Other assets (liabilities), net	1.5	(1.2)
Noncontrolling interests	324.9	328.2

Other variable interest entities
Cash and cash equivalents	$0.1	$0.5
Property, plant and equipment	11.7	11.7
Accumulated depreciation	(10.0)	(9.8)
Other assets (liabilities), net	0.1	0.5
Noncontrolling interests	0.9	1.4

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2019, 2018 and 2017
(dollars in millions)
	2019	2018	2017
Cash flows from operating activities:
Net income	$63.0	$244.1	$164.9
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	169.9	201.6	209.8
Depreciation—SunCoke Middletown	22.7	18.6	16.2
Amortization	32.7	32.0	24.1
Ashland Works closure	56.0	—	—
Asset impairment charge—Ashland Works Hot End	—	—	75.6
Credit for adjustment of liability for transportation costs	—	—	(19.3)
Deferred income taxes	(1.0)	(8.0)	(9.0)
Contributions to pension trust	(43.5)	(49.9)	(44.1)
Pension and OPEB (income) expense	17.8	(11.6)	(64.4)
(Gains) losses on retirement of debt	(0.8)	(2.0)	21.3
Mark-to-market (gains) losses on derivative contracts	(44.0)	(8.9)	(45.7)
Other operating items, net	(7.6)	2.4	20.1
Changes in assets and liabilities, net of effect of acquired business:
Accounts receivable	60.2	(125.0)	(34.4)
Inventory	73.7	(34.8)	(116.7)
Accounts payable and other current liabilities	(172.8)	119.6	46.2
Other assets	75.0	52.9	(6.5)
Other pension payments	(0.9)	(1.0)	(1.1)
OPEB payments	(26.8)	(35.6)	(39.6)
Other liabilities	(7.7)	(29.7)	1.4
Net cash flows from operating activities	265.9	364.7	198.8
Cash flows from investing activities:
Capital investments	(180.8)	(150.1)	(149.6)
Capital investments—SunCoke Middletown	(14.0)	(1.9)	(2.9)
Investment in acquired business, net of cash acquired	—	—	(360.4)
Other investing items, net	6.6	0.1	4.2
Net cash flows from investing activities	(188.2)	(151.9)	(508.7)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	115.0	(115.0)	450.0
Proceeds from issuance of long-term debt	—	—	680.0
Redemption of long-term debt	(152.3)	(12.6)	(848.4)
Debt issuance costs	—	—	(25.3)
SunCoke Middletown distributions to noncontrolling interest owners	(55.6)	(73.7)	(79.1)
Other financing items, net	(2.4)	(0.9)	(2.5)
Net cash flows from financing activities	(95.3)	(202.2)	174.7
Net increase (decrease) in cash and cash equivalents	(17.6)	10.6	(135.2)
Cash and cash equivalents, beginning of year	48.6	38.0	173.2
Cash and cash equivalents, end of year	$31.0	$48.6	$38.0

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2019, 2018 and 2017
(dollars in millions)
	2019	2018	2017
Common stock
Balance at beginning of period	$3.2	$3.2	$3.1
Share-based compensation	—	—	0.1
Balance at end of period	3.2	3.2	3.2
Additional paid-in capital
Balance at beginning of period	2,894.9	2,884.8	2,855.4
Share-based compensation	9.2	9.2	7.6
Stock options exercised	0.1	0.9	0.5
Exchangeable notes exchange feature	—	—	21.3
Balance at end of period	2,904.2	2,894.9	2,884.8
Treasury stock
Balance at beginning of period	(6.4)	(5.4)	(2.4)
Purchase of treasury stock	(0.9)	(1.0)	(3.0)
Balance at end of period	(7.3)	(6.4)	(5.4)
Accumulated deficit
Balance at beginning of period	(2,691.8)	(2,877.0)	(2,980.5)
Cumulative effect of adopting new hedging standard	—	(0.8)	—
Net income attributable to AK Steel Holding Corporation	11.2	186.0	103.5
Balance at end of period	(2,680.6)	(2,691.8)	(2,877.0)
Accumulated other comprehensive loss
Balance at beginning of period	(100.0)	(50.2)	(88.7)
Cumulative effect of adopting new hedging standard	—	0.8	—
Change in accumulated other comprehensive loss	32.0	(50.6)	38.5
Balance at end of period	(68.0)	(100.0)	(50.2)
Noncontrolling interests
Balance at beginning of period	329.6	345.2	362.9
Net income attributable to noncontrolling interests	51.8	58.1	61.4
Net distributions to noncontrolling interests	(55.6)	(73.7)	(79.1)
Balance at end of period	325.8	329.6	345.2
Total equity	$477.3	$429.5	$300.6

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts or as otherwise specifically noted)

NOTE 1 - Summary of Significant Accounting Policies

Basis of Presentation—These financial statements consolidate the operations and accounts of AK Steel Holding Corporation (“AK Holding”), its wholly owned subsidiary AK Steel Corporation (“AK Steel”), all subsidiaries in which AK Holding has a controlling interest, and two variable interest entities for which AK Steel is the primary beneficiary. Unless the context indicates otherwise, references to “we,” “us” and “our” refer to AK Holding and its subsidiaries. We also operate Mexican and European trading companies that buy and sell steel and steel products and other materials. We manage operations on a consolidated, integrated basis so that we can use the most appropriate equipment and facilities for the production of a product, regardless of product line. Therefore, we conclude that we operate in a single business segment. All intercompany transactions and balances have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported. We base these estimates on historical experience and information available to us about current events and actions we may take in the future. Estimates and assumptions affect significant items that include the carrying value of long-lived assets, including investments and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; workers compensation and asbestos liabilities; share-based compensation; and assets and obligations of employee benefit plans. There can be no assurance that actual results will not differ from these estimates.

Revenue Recognition—We generate our revenue through product sales, and shipping terms generally indicate when we have fulfilled our performance obligations and passed control of products to our customer. Our revenue transactions consist of a single performance obligation to transfer promised goods. We have contracts with a substantial portion of our customers. These contracts usually define the mechanism for determining the sales price, but the contracts do not impose a specific quantity on either party. Quantities to be delivered to the customer are determined at a point near the date of delivery through purchase orders or other written instructions we receive from the customer. Spot market sales are made through purchase orders or other written instructions. We recognize revenue when we have fulfilled a performance obligation, which is typically when we have shipped products at the customer’s instructions. For sales with shipping terms that transfer title and control at the destination point, we recognize revenue when the customer receives the goods and our performance obligation is complete. For sales with shipping terms that transfer title and control at the shipping point with us bearing responsibility for freight costs to the destination, we determine that we have fulfilled a single performance obligation and recognize revenue when we ship the goods. For our tooling solutions, we record progress payments that we receive from a customer as accrued liabilities until we recognize the revenue when the customer provides written acceptance that our performance obligation has been fulfilled.

Revenue is measured as the amount of consideration we expect to receive in exchange for transferring product. We reduce the amount of revenue recognized for estimated returns and other customer credits, such as discounts and volume rebates, based on the expected value to be realized. Payment terms are consistent with terms standard to the markets we serve. Sales taxes collected from customers are excluded from revenues.

We recognize an allowance for credit loss at the time a receivable is recorded based on our estimate of expected credit losses and adjust this estimate over the life of the receivable as needed. We evaluate the aggregation and risk characteristics of receivable pools and develop loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon we are exposed to credit risk, and payment terms or conditions that may materially affect future forecasts. We expect credit losses associated with major auto companies to be lower than other customer pools.

Cost of Products Sold—Cost of products sold consists primarily of raw materials, energy costs, supplies consumed in the manufacturing process, manufacturing labor, contract labor and direct overhead expense necessary to manufacture the finished steel product, as well as distribution and warehousing costs. Our share of the income

(loss) of investments in associated companies accounted for under the equity method is included in costs of products sold since these operations are integrated with our overall steelmaking operations.

Share-Based Compensation—Compensation costs for stock awards are recognized over their vesting period using the straight-line method. We estimate stock award forfeitures expected to occur to determine the compensation cost we recognize each period.

Legal Fees—Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are expensed as incurred. Legal fees associated with activities that are expected to provide a benefit in future periods, such as costs associated with the issuance of debt, are capitalized as incurred.

Income Taxes—Interest and penalties from uncertain tax positions are included in income tax expense.

Cash Equivalents—Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have an original maturity of three months or less.

Inventory—Inventories are valued at the lower of cost or net realizable value. We measure the cost of inventories using the average cost method.

Property, Plant and Equipment—Plant and equipment are depreciated under the straight-line method over their estimated lives. Estimated lives are as follows: land improvements over 20 years, leaseholds over the life of the related operating lease term, buildings over 40 years and machinery and equipment over two to 20 years. The estimated weighted-average life of our machinery and equipment is 13 years at the end of 2019. Amortization expense for assets recorded under finance leases is included in depreciation expense. Costs incurred to develop coal mines are capitalized when incurred. We use the units-of-production method utilizing only proven and probable reserves in the depletion base to compute the depletion of coal reserves and mine development costs. We expense costs for major maintenance activities at our operating facilities when the activities occur.

We review the carrying value of long-lived assets to be held and used and long-lived assets to be disposed of when events and circumstances warrant such a review. If the carrying value of a long-lived asset exceeds its fair value, an impairment has occurred and a loss is recognized based on the amount by which the carrying value exceeds the fair value, less cost to dispose, for assets to be sold or abandoned. We determine fair value by using quoted market prices, estimates based on prices of similar assets or anticipated cash flows discounted at a rate commensurate with risk.

Goodwill and Intangible Assets—Goodwill relates to our AK Tube LLC (“AK Tube”) and PPHC Holdings, LLC (“Precision Partners”) businesses. Intangible assets are recorded at cost, and those with finite lives are amortized over their estimated useful lives. We review goodwill for potential impairment at least annually on October 1 each year and whenever events or circumstances make it more likely than not that impairment may have occurred. Considering operating results and the estimated fair value of the businesses, the most recent annual goodwill impairment tests indicated that the fair value of each of our business reporting units was in excess of its carrying value. No goodwill impairment was recorded as a result of the annual impairment tests in the past three years.

Leases—We determine if an arrangement contains a lease at inception. We recognize right-of-use assets and liabilities associated with leases based on the present value of the future minimum lease payments over the lease term at the later of the commencement date of the lease or January 1, 2019 (the implementation date of Accounting Standards Update No. 2016-02, Leases (Topic 842)). We use our incremental borrowing rate at the recognition date in determining the present value of future payments for leases that do not have a readily determinable implicit rate. Lease terms reflect options to extend or terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees or payments for terminating the lease, we include these costs in the lease liability when it is probable that we will incur them. Right-of-use assets and obligations for short-term leases (leases with an initial term of 12 months or less) are not recognized in the consolidated balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. We have agreements that contain lease and non-lease components. In assessing whether an agreement includes a lease component, we consider the nature of the assets included under the agreement and our right to direct their use. We allocate the costs of the agreement to the separate components based on the relative standalone prices of the components. Where observable standalone prices are not readily available, we estimate the standalone price based on the most observable information available. For leases of real estate and certain light equipment, such as vehicles and mobile equipment, and for certain contracts that contain assets, such as production support, natural gas, electricity and industrial gas agreements, we account for the lease and non-lease components in the contracts as a single lease component.

Investments—Investments in associated companies are accounted for under the equity method. We review an investment for impairment when circumstances indicate that a loss in value below its carrying amount is other than temporary.

Debt Issuance Costs—Debt issuance costs for the revolving credit facility are included in other non-current assets and all other debt issuance costs reduce the carrying amount of long-term debt.

Pension and Other Postretirement Benefits—We recognize into income, as of a measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of the projected benefit obligations or the plan assets, defined as the “corridor.” Amounts inside the corridor are amortized over the plan participants’ life expectancy. We determine the expected return on assets using the fair value of plan assets.

Concentrations of Credit Risk—We are primarily a producer of carbon, stainless and electrical steels and steel products, which are sold to a number of markets, including automotive, infrastructure and manufacturing, and distributors and converters. We had two customers that accounted for 11% and 11% of net sales in 2019, two customers that accounted for 11% and 10% of net sales in 2018, and one customer that accounted for 12% of net sales in 2017. Approximately 62% and 52% of accounts receivable outstanding at December 31, 2019 and 2018, are due from businesses associated with the U.S. automotive industry, including 15% of receivables due from one automotive customer as of December 31, 2019, and 13% due from one automotive customer as of December 31, 2018.

Labor Agreements—At December 31, 2019, we employed approximately 9,300 people, of which approximately 5,600 are represented by labor unions under various agreements that expire between 2020 and 2023. In April 2019, we and the United Steelworkers, Local 1865, which represents production employees at Ashland Works, reached an agreement to revise and extend the collective bargaining agreement. The new agreement includes terms governing the permanent closure of the facility, including benefits to employees who are terminated or transition to other AK Steel plants. In May 2019, members of the United Steelworkers, Local 1190, ratified a three-year labor agreement covering approximately 220 production employees at Mountain State Carbon, LLC. The new agreement will be in effect through April 30, 2022. In May 2019, members of the United Auto Workers, Local 4104, which governs approximately 100 production employees at Zanesville Works, ratified a new three-year labor agreement. The new agreement will be in effect through May 31, 2022. In July 2019, members of the United Auto Workers, Local 3303, which governs approximately 1,100 production and maintenance employees at Butler Works, ratified a new three-year agreement. The new agreement will be in effect through June 15, 2022. In September 2019, members of the United Auto Workers, Local 3462, which governs approximately 310 production employees at Coshocton Works, ratified a new agreement. The new agreement will be in effect through July 31, 2023. Other agreements that expire within the next twelve months include an agreement with the International Association of Machinists and Aerospace Workers, Local 1943, which governs approximately 1,750 production employees at Middletown Works, scheduled to expire March 15, 2020, and an agreement with United Steelworkers, Local 1915, which governs approximately 100 production employees at AK Tube’s Walbridge plant, scheduled to expire January 22, 2021.

Financial Instruments—We are a party to derivative instruments that are designated and qualify as hedges for accounting purposes. We may also use derivative instruments to which we do not apply hedge accounting treatment. Our objective in using these instruments is to limit operating cash flow exposure to fluctuations in the fair value of selected commodities and currencies.

Fluctuations in the price of certain commodities we use in production processes may affect our income and cash flows. We have implemented raw material and energy surcharges for some contract customers. For certain commodities where such exposure exists, we may use cash-settled commodity price swaps, collars and purchase options, with a duration of up to two years, to hedge the price of a portion of our natural gas, iron ore, electricity, zinc and nickel requirements. We may designate some of these instruments as cash flow hedges and changes in their fair value and settlements are recorded in accumulated other comprehensive income. We subsequently reclassify gains and losses from accumulated other comprehensive income to cost of products sold in the same period we recognize the earnings associated with the underlying transaction. The change in fair value for other instruments is immediately recorded in cost of products sold with the offset recorded as assets or liabilities.

Exchange rate fluctuations affect a portion of revenues and operating costs that are denominated in foreign currencies, and we use currency forwards and options to reduce our exposure to these currency price fluctuations. These derivative contracts have durations up to three years. Contracts that sell euros have not been designated as hedges for accounting purposes and gains or losses are reported in earnings immediately in other income (expense). Contracts that purchase Canadian dollars are designated as hedges for accounting purposes, which requires us to record the gains and losses for the derivatives in accumulated other comprehensive income and reclassify them into cost of products sold in the same period we recognize costs for the associated underlying operations.

We formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability, firm commitment or forecasted transaction that has been designated as a hedged item, and state how the hedging instrument is expected to hedge the risks from that item. We formally measure effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. We discontinue hedge accounting prospectively when we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or is sold, terminated or exercised; when it is probable that the forecasted transaction will not occur; when a hedged firm commitment no longer meets the definition of a firm commitment; or when we determine that designation of the derivative as a hedge instrument is no longer appropriate. Our derivative contracts may contain collateral funding requirements. We have master netting arrangements with counterparties, giving us the right to offset amounts owed under the derivative instruments and the collateral. We do not offset derivative assets and liabilities or collateral on our consolidated balance sheets. Cash flows associated with purchasing and settling derivative contracts are classified as operating cash flows.

Asbestos and Environmental Accruals—For a number of years, we have been remediating sites where hazardous materials may have been released, including sites no longer owned by us. In addition, a number of lawsuits alleging asbestos exposure have been filed and continue to be filed against us. We have established accruals for estimated probable costs from asbestos claim settlements and environmental investigation, monitoring and remediation. If the accruals are not adequate to meet future claims, operating results and cash flows may be negatively affected. Our accruals do not consider the potential for insurance recoveries. We have partial insurance coverage for some future asbestos claims. In addition, some existing insurance policies covering asbestos and environmental contingencies may serve to partially reduce future covered expenditures.

Adoption of New Accounting Principles—We adopted Accounting Standards Update No. 2016-02, Leases (Topic 842), as subsequently amended, as of January 1, 2019 through the modified retrospective method applied to those contracts that were not completed as of January 1, 2019. Topic 842 requires entities to recognize lease assets and lease liabilities and disclose key information about leasing arrangements for certain leases. Results for reporting periods beginning after January 1, 2019 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting treatment. We elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification. We also elected the practical expedient related to land easements, allowing us to carry forward our accounting treatment for land easements on existing agreements. Adoption of the new standard resulted in recording additional lease assets and liabilities of $291.1 as of January 1, 2019. The adoption of the standard did not materially impact our consolidated net earnings or cash flows.

We adopted Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as subsequently amended, as of December 31, 2019. The standard requires entities to recognize credit losses at the time financial assets, including receivables, are recorded by estimating lifetime expected credit losses. The effect of adoption of the new guidance was not material to our consolidated financial statements.
NOTE 2 - Proposed Cleveland-Cliffs Acquisition

On December 2, 2019, we entered into an Agreement of Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) among us, Cleveland-Cliffs Inc. (“Cliffs”) and Pepper Merger Sub Inc., a direct, wholly owned subsidiary of Cliffs (“Merger Sub”) pursuant to which, subject to the satisfaction or (to the extent permissible)

waiver of the conditions set forth therein, Cliffs will acquire AK Holding by way of the merger of Merger Sub with and into AK Holding (the “Merger”), with AK Holding surviving such Merger as a wholly owned subsidiary of Cliffs. Under the terms of the Merger Agreement, at the effective time of the Merger, AK Holding stockholders will become entitled to receive 0.40 Cliffs common shares for each outstanding share of AK Holding common stock they own at the effective time. Upon completion of the proposed Merger, it is expected that, AK Holding stockholders will own approximately 32% of the combined company and Cliffs shareholders will own approximately 68% of the combined company on a fully diluted basis. We expect to complete the Merger in the first quarter of 2020, subject to the receipt of customary regulatory and stockholder approvals and the satisfaction or (to the extent permissible) waiver of the other closing conditions under the Merger Agreement.

On January 14, 2020, Cliffs commenced consent solicitations and offers to exchange any and all outstanding 6.375% Senior Notes due 2025 (“2025 Notes”) and 7.00% Senior Notes due 2027 (“2027 Notes”) issued by AK Steel for the same aggregate principal amount of new notes to be issued by Cliffs, subject to completion of the Merger and the satisfaction of certain other conditions. On January 28, 2020, we received the requisite consents to adopt the proposed amendments to amend the respective indentures governing the 2025 Notes (“2025 Notes Indenture”) and the 2027 Notes (“2027 Notes Indenture”). Those amendments deleted certain covenants from the indentures, as set forth in a Form 8-K that we filed with the SEC on January 29, 2020. On January 29, 2020, we and U.S. Bank National Association, as trustee (the “Trustee”) entered into the Ninth Supplemental Indenture with respect to the 2027 Notes Indenture (the “Ninth Supplemental Indenture”) and the Tenth Supplemental Indenture with respect to the 2025 Notes Indenture (the “Tenth Supplemental Indenture” and, together with the Ninth Supplemental Indenture, the “Supplemental Indentures”) giving effect to the proposed amendments. The Supplemental Indentures will become operative as to the 2025 Notes and 2027 Notes only upon completion of the Merger and the satisfaction of certain other conditions.
NOTE 3 - Supplementary Financial Statement Information

Revenue

Net sales by market are presented below:

	2019	2018	2017
Automotive	$4,172.2	$4,284.7	$3,951.5
Infrastructure and Manufacturing	1,006.0	1,049.1	948.0
Distributors and Converters	1,181.2	1,484.4	1,181.0
Total	$6,359.4	$6,818.2	$6,080.5

Net sales by product line are presented below:

	2019	2018	2017
Carbon steel	$4,143.6	$4,409.1	$4,034.5
Stainless and electrical steel	1,617.5	1,793.8	1,687.6
Tubular products, components and other	598.3	615.3	358.4
Total	$6,359.4	$6,818.2	$6,080.5

We sell domestically to customers located primarily in the Midwestern and Eastern United States and to foreign customers located primarily in Canada, Mexico and Western Europe. Net sales to customers located outside the United States totaled $569.4, $634.8 and $627.1 for 2019, 2018 and 2017.

Research and Development Costs

We conduct a broad range of research and development activities aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs, which are recorded as selling and administrative expenses when incurred, totaled $30.7, $29.4 and $28.1 in 2019, 2018 and 2017.

Allowance for Credit Losses

Changes in the allowance for credit losses for the years ended December 31, 2019, 2018 and 2017, are presented below:

	2019	2018	2017
Balance at beginning of year	$6.6	$6.8	$7.8
Increase (decrease) in allowance	(1.6)	0.3	(1.0)
Receivables written off	(0.7)	(0.5)	—
Balance at end of year	$4.3	$6.6	$6.8

Inventory

Inventories as of December 31, 2019 and 2018, consist of:

	2019	2018
Finished and semi-finished	$971.4	$1,054.4
Raw materials	374.8	365.5
Inventory	$1,346.2	$1,419.9

Property, Plant and Equipment

Property, plant and equipment as of December 31, 2019 and 2018, consist of:

	2019	2018
Land, land improvements and leaseholds	$271.2	$272.1
Buildings	514.8	509.7
Machinery and equipment	6,213.6	6,061.6
Construction in progress	169.3	125.8
Total	7,168.9	6,969.2
Less accumulated depreciation	(5,237.0)	(5,057.6)
Property, plant and equipment, net	$1,931.9	$1,911.6

Interest on capital projects capitalized in 2019, 2018 and 2017 was $3.1, $1.6 and $1.9. Asset retirement obligations were $10.6 and $8.5 at December 31, 2019 and 2018.

Goodwill and Intangible Assets

Changes in goodwill for the years ended December 31, 2019, 2018 and 2017 are presented below:

	2019	2018	2017
Balance at beginning of year	$255.0	$253.8	$32.8
Acquisition	0.5	1.2	221.0
Balance at end of year	$255.5	$255.0	$253.8

At December 31, 2019, goodwill consisted of $222.7 related to our Precision Partners business and $32.8 related to our AK Tube business.

Intangible assets at December 31, 2019 and 2018, consist of:

	Gross Amount	Accumulated Amortization	Net Amount
As of December 31, 2019
Customer relationships	$36.6	$(12.5)	$24.1
Technology	23.0	(9.2)	13.8
Intangible assets	$59.6	$(21.7)	$37.9

As of December 31, 2018
Customer relationships	$36.6	$(7.4)	$29.2
Technology	19.3	(4.6)	14.7
Intangible assets	$55.9	$(12.0)	$43.9

Amortization expense related to intangible assets was $9.7, $9.0 and $4.0 in 2019, 2018 and 2017. Amortization expense is included in costs of products sold. The remaining average life of our intangible assets is 4.6 years for customer relationships and 3.6 years for technology. Estimated annual amortization expense for intangible assets over the next five years is $10.6 for 2020, $8.4 for 2021, $8.4 for 2022, $7.1 for 2023 and $3.4 in 2024.

Other Non-current Assets

Other non-current assets as of December 31, 2019 and 2018, consist of:

	2019	2018
Operating lease assets	$244.5	$—
Investments in affiliates	79.5	80.5
Other	21.0	23.4
Other non-current assets	$345.0	$103.9

Accrued Liabilities

Accrued liabilities as of December 31, 2019 and 2018, consist of:

	2019	2018
Salaries, wages and benefits	$83.0	$127.8
Current portion of operating lease liabilities	49.6	—
Interest	33.8	34.8
Other	148.0	126.3
Accrued liabilities	$314.4	$288.9

Ashland Works Closure

In January 2019, our Board of Directors approved and we announced the planned closure of our Ashland Works, including the previously idled blast furnace and steelmaking operations (“Ashland Works Hot End”) and the hot dip galvanizing coating line that had continued to operate. Factors that influenced our decision to close Ashland Works included an uncertain global trade landscape influenced by shifting domestic and international political priorities, Ashland Works’ high cost of production, and continued intense competition from domestic and foreign steel competitors. These conditions directly impacted our pricing, which in turn directly impacted our assessment of the demand forecasts for the markets we serve. Despite several favorable trade actions, carbon steel imports remained at a high level, driven by global overcapacity, particularly in China. We expected global overcapacity to be exacerbated by several domestic steel companies that had restarted or planned new capacity additions in the United States. In addition, we concluded that we had sufficient coating capacity to meet our customers’ needs without using our coating operations at Ashland Works. We transitioned products to our other, lower cost coating lines in the U.S. and closed the Ashland Works coating line in November 2019.

For the year ended December 31, 2019, we recorded a charge of $69.3, which included $18.5 for termination of take-or-pay supply agreements, $20.1 for supplemental unemployment and other employee benefit costs, pension and other postretirement benefit (“OPEB”) termination benefits of $13.3 (recorded in pension and OPEB (income) expense), an estimated multiemployer plan withdrawal liability of $10.0, and $7.4 for other costs. The supplemental unemployment and other employee benefit costs are expected to be paid primarily in 2020 and 2021. The actual multiemployer plan withdrawal liability will not be known until a future date and is expected to be paid over a number of years. Ongoing costs to maintain the equipment and utilities and meet supplier obligations related to the idled Ashland Works Hot End were $12.6, $20.0 and $21.2 for the years ended December 31, 2019, 2018 and 2017. These cash costs related to closing the facility will decline in future years. We recorded $4.0 of accelerated depreciation related to the coating line fixed assets for the year ended December 31, 2019 to fully depreciate them.

The supplemental unemployment and other employee benefit costs were recorded as accrued and other non-current liabilities, and the activity for the year ended December 31, 2019, was as follows:

2019
Charge for supplemental unemployment and other employee benefit costs	$20.1
Payments	(1.0)
Balance at end of year	$19.1

In the fourth quarter of 2015, we temporarily idled the Ashland Works Hot End. We incurred charges in the fourth quarter of 2015 for supplemental unemployment and other employee benefit costs that were recorded as accrued liabilities, and the activity for the years ended December 31, 2018, and 2017 was as follows:

	2018	2017
Balance at beginning of year	$1.5	$6.2
Payments	(1.5)	(5.3)
Additions to the reserve	—	0.6
Balance at end of year	$—	$1.5

During 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the Ashland Works Hot End.

NOTE 4 - Acquisition of Precision

In August 2017, we acquired Precision Partners, which provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market. Precision Partners is headquartered in Ontario, Canada, and operates ten plants in Ontario, Alabama and Kentucky. We acquired Precision Partners to advance our core focus on the high-growth automotive lightweighting market and our prominent position in advanced high strength steels, further strengthen our close collaboration with automotive market customers, and leverage both companies’ research and innovation in metals forming. The consolidated financial statements reflect the effects of the acquisition and Precision Partner’s financial results subsequent to the acquisition. For the year ended December 31, 2017, we incurred acquisition costs of $6.2, primarily for transaction fees and direct costs, including legal, finance, consulting and other professional fees. These costs are included in selling and administrative expenses in the consolidated statements of operations.

NOTE 5 - Investments in Affiliates

We have investments in several businesses accounted for using the equity method of accounting. Investees and equity ownership percentages are presented below:

Equity Ownership %
Combined Metals of Chicago, LLC	40%
Delaco Processing, LLC	49%
Rockport Roll Shop LLC	50%
Spartan Steel Coating, LLC	48%

Cost of products sold includes $5.1, $6.6 and $7.0 in 2019, 2018 and 2017 for our share of income of equity investees. As of December 31, 2019, our carrying cost of our investment in Spartan Steel exceeded our share of the underlying equity in net assets by $7.7. This difference is being amortized and the amortization expense is included in cost of products sold.

Summarized financial statement data for all investees is presented below:

	2019	2018	2017
Revenue	$330.2	$329.8	$292.7
Gross profit	94.6	91.0	88.9
Net income (loss)	15.5	19.4	20.7

	2019	2018
Current assets	$114.2	$123.6
Noncurrent assets	80.3	74.4
Current liabilities	18.8	16.9
Noncurrent liabilities	96.1	54.2

We regularly transact business with these equity investees. Transactions with all equity investees for the years indicated are presented below:

	2019	2018	2017
Sales to equity investees	$67.6	$104.4	$80.6
Purchases from equity investees	42.3	31.2	33.0

Outstanding receivables and payables with all equity investees as of the end of the year indicated are presented below:

	2019	2018
Accounts receivable from equity investees	$1.5	$1.9
Accounts payable to equity investees	3.9	6.4

In 2016, we terminated our iron ore pellet offtake agreement with Magnetation LLC, ceased purchasing iron ore pellets from them, and recorded a liability for obligations under contracts with other third parties to transport pellets to our facilities. In 2017, we recorded a credit of $19.3 to reduce the liability when we reached an agreement for transportation services to begin using rail cars that we idled after the termination of the pellet supply agreement.

NOTE 6 - Income Taxes

We and our subsidiaries file a consolidated federal income tax return that includes all domestic companies owned 80% or more by us and the proportionate share of our interest in equity method investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to us and our domestic subsidiaries.

Components of income (loss) before income taxes for the years ended December 31, 2019, 2018 and 2017, are presented below:

	2019	2018	2017
United States	$(9.3)	$168.3	$91.6
Foreign	26.7	11.5	9.7
Noncontrolling interests	51.8	58.1	61.4
Income before income taxes	$69.2	$237.9	$162.7

Significant components of deferred tax assets and liabilities at December 31, 2019 and 2018 are presented below:

	2019	2018
Deferred tax assets:
Net operating and capital loss and tax credit carryforwards	$496.2	$516.7
Postretirement benefits	87.9	81.8
Pension benefits	84.2	114.1
Leases	63.3	—
Inventories	23.4	38.5
Other assets	78.9	65.1
Valuation allowance	(659.4)	(693.5)
Total deferred tax assets	174.5	122.7
Deferred tax liabilities:
Depreciable assets	(106.3)	(108.3)
Leases	(60.0)	—
Other liabilities	(27.9)	(33.4)
Total deferred tax liabilities	(194.2)	(141.7)
Net deferred tax liabilities	$(19.7)	$(19.0)

We regularly evaluate the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that we will realize future deferred tax assets. We assess the valuation allowance each reporting period and reflect any additions or adjustments in earnings in the same period. At December 31, 2019, we considered the existence of recent cumulative income from U.S. operations as a source of positive evidence. We have generated losses from U.S. operations for several of our recent periods through 2016 and for

2019 and accordingly have generated significant cumulative losses in those periods, which is a significant source of objective negative evidence. Despite the recent income reported in 2017 and 2018 from U.S. operations, the following forms of negative evidence concerning our ability to realize our domestic deferred tax assets were considered:

•
we have historical evidence that the steel industry we operate within has business cycles of longer than a few years and therefore attribute significant weight to our cumulative losses over longer business cycles in evaluating our ability to generate future taxable income;

•
the global steel industry has been experiencing global overcapacity and periods of increased foreign steel imports into the U.S., which have created volatile economic conditions and uncertainty relative to predictions of future income;

•	while we have changed our business model to de-emphasize sales of commodity products and believe that this model will generate improved financial results throughout an industry cycle, we have not experienced all parts of the cycle since we made these changes and therefore we do not know what results our business model will produce in all circumstances;

•
our U.S. operations have generated significant losses in prior years and the competitive landscape in the steel industry reflects shifting domestic and international political priorities, an uncertain global trade landscape, and continued intense competition from domestic and foreign steel competitors, all of which present significant uncertainty regarding our ability to routinely generate U.S. income in the near term;

•	there has been significant recent volatility in spot market selling prices for carbon and stainless steel; and

•	a substantial portion of our U.S. deferred tax assets consists of tax carryforwards with expiration dates that may prevent us from using them prior to expiration.

As of December 31, 2019 and 2018, we concluded that the negative evidence outweighed the positive evidence and we maintained a valuation allowance for our net deferred tax assets in the U.S. To determine the appropriate valuation allowance, we considered the timing of future reversal of our taxable temporary differences that supports realizing a portion of our federal and state deferred tax assets. This accounting treatment has no effect on our ability to use the loss carryforwards and tax credits to reduce future cash tax payments.

Changes in the valuation allowance for the years ended December 31, 2019, 2018 and 2017, are presented below:

	2019	2018	2017
Balance at beginning of year	$693.5	$735.7	$1,189.7
Change in valuation allowance:
Included in income tax expense (benefit)	(26.2)	(52.8)	(62.3)
Change in deferred assets in other comprehensive income	(7.9)	10.6	8.5
Effect of tax rate changes	—	—	(400.2)
Balance at end of year	$659.4	$693.5	$735.7

At December 31, 2019, we had $2,081.6 in federal regular net operating loss carryforwards, which will expire between 2030 and 2037. Our net operating loss carryovers were generated in years prior to 2018, retain the original 20-year carryover periods, and can be used to offset future taxable income without limitation. At December 31, 2019, we had research and development (“R&D”) credit carryforwards of $1.2 that we may use to offset future income tax liabilities. The R&D credits expire between 2027 and 2028. At December 31, 2019, we had $76.3 in deferred tax assets for state net operating loss carryforwards and tax credit carryforwards, before considering valuation allowances, which will expire between 2020 and 2039.

Significant components of income tax expense (benefit) are presented below:

	2019	2018	2017
Current:
Federal	$0.2	$(0.5)	$(4.5)
State	(0.1)	(0.3)	0.3
Foreign	5.1	2.1	2.4
Deferred:
Federal	(0.1)	(5.3)	0.7
State	—	—	0.1
Foreign	2.5	(2.2)	(0.4)
Amount allocated to other comprehensive income	(1.4)	—	—
Change in valuation allowance on beginning-of-the-year deferred tax assets	—	—	(0.8)
Income tax expense (benefit)	$6.2	$(6.2)	$(2.2)

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”), signed into law on December 22, 2017, reduced the corporate income tax rate to 21% beginning in 2018, among other provisions. We recognized the effects of changes in tax rates and laws on deferred tax balances in 2017, the period in which the legislation was enacted. At December 31, 2017, we remeasured our deferred tax assets and liabilities based on the rate at which they are expected to reverse in the future, which is generally 21% at the U.S. federal level. As a result, our income tax expense for the fourth quarter of 2017 included a non-cash credit of $4.3 for the decrease in the value of our net deferred tax liabilities.

The Tax Act also introduced a one-time transition tax on the cumulative undistributed earnings of our foreign subsidiaries as of December 31, 2017. As a result, our taxable income for 2017 included $24.3 as our gross transition tax obligation. We did not incur a cash tax liability for the transition tax due to the availability of existing net operating loss carryforwards. At December 31, 2019 we had $11.4 of accumulated undistributed earnings of our foreign subsidiaries that has not been subject to U.S. income tax as they are considered indefinitely reinvested. Substantially all of the earnings as of December 31, 2017 were subject to U.S. taxation as a result of the transition tax inclusion provided for by the Tax Act. The Tax Act also establishes a broad exemption from U.S. taxation for dividends paid from our foreign affiliates after 2017. Consequently, there will generally be no incremental U.S. taxable income generated if we repatriate these foreign earnings in the future. However, foreign withholding taxes on dividend distributions could apply, unless they are eliminated by a treaty between the United States and the country where our foreign affiliate is located. Since we consider these earnings to be permanently invested in our foreign subsidiaries, we did not record any withholding taxes that would be assessed if the earnings were repatriated by payment of a dividend. If we repatriated the earnings, we estimate that the withholding tax liability would not be material at December 31, 2019.

Staff Accounting Bulletin No. 118 established a one-year period from the date of enactment in which to account for the impact of the Tax Act. During 2018, we reduced our valuation allowance and recorded an income tax benefit of $5.3 as a result of changes to the tax net operating carryover rules included in the Tax Act that allow us to use certain indefinite-lived deferred tax liabilities as a source of future income to realize deferred tax assets. As of December 31, 2018, we had accounted for the material aspects of the Tax Act.

The reconciliation of income tax on income before income taxes computed at the U.S. federal statutory tax rates to actual income tax expense is presented below:

	2019	2018	2017
Income tax expense at U.S. federal statutory rate	$14.5	$50.0	$57.2
Income tax expense calculated on noncontrolling interests	(10.9)	(12.2)	(21.5)
State and foreign tax expense, net of federal tax	12.9	(2.3)	6.3
Increase (decrease) in deferred tax asset valuation allowance	(26.2)	(52.8)	(51.8)
Amount allocated to other comprehensive income	(1.4)	—	—
Remeasurement of deferred taxes for U.S. tax legislation	—	—	(4.3)
Transition tax on foreign earnings	—	—	7.9
Non-deductible compensation	4.7	8.1	—
Other permanent differences	7.3	2.3	2.4
Other differences	5.3	0.7	1.6
Income tax expense (benefit)	$6.2	$(6.2)	$(2.2)

Our federal, state and local tax returns are subject to examination by various taxing authorities. Federal returns and most state returns for periods beginning in 2016 are open for examination, while certain state and local returns are open for examination for periods beginning in 2015. However, taxing authorities have the ability to adjust net operating loss carryforwards generated in years before these periods. We have not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on income tax returns until taxing authorities review them. We have established appropriate income tax accruals, and believe that the outcomes of future federal examinations, as well as ongoing and future state and local examinations, will not have a material adverse impact on our financial position, results of operations or cash flows. When statutes of limitations expire or taxing authorities resolve uncertain tax positions, we will adjust income tax expense for the unrecognized tax benefits. We have no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change within twelve months of December 31, 2019.

A reconciliation of the change in unrecognized tax benefits for 2019, 2018 and 2017 is presented below:

	2019	2018	2017
Balance at beginning of year	$87.2	$89.4	$124.2
Decreases for prior year tax positions	(12.2)	(2.2)	(0.5)
Increases (decreases) for current year tax positions	0.3	—	0.3
Increases (decreases) related to tax rate changes (a)	—	—	(34.6)
Balance at end of year	$75.3	$87.2	$89.4

(a) As a result of the Tax Act, the value of unrecognized tax benefits associated with net operating loss carryforwards and other temporary differences was reduced to reflect the lower tax rates that will apply if the uncertainties related to these deferred tax assets materialize in the future.

Included in the balance of unrecognized tax benefits at December 31, 2019 and 2018, are $72.3 and $72.8 of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2019 and 2018, are $3.0 and $14.5 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes.
NOTE 7 - Long-term Debt and Other Financing

Debt balances at December 31, 2019 and 2018, are presented below:

	2019	2018
Credit Facility	$450.0	$335.0
7.50% Senior Secured Notes due July 2023 (effective rate of 8.3%)	380.0	380.0
7.625% Senior Notes due October 2021	406.2	406.2
6.375% Senior Notes due October 2025 (effective rate of 7.1%)	270.2	274.8
7.00% Senior Notes due March 2027	391.6	391.6
Industrial Revenue Bonds due 2020 through 2028	99.3	99.3
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	—	148.5
Unamortized debt discount and issuance costs	(28.5)	(41.7)
Total long-term debt	$1,968.8	$1,993.7

During 2019, we were in compliance with all the terms and conditions of our debt agreements.

Maturities of long-term debt for the next five years, at December 31, 2019, are presented below:

Year		Debt Maturities
2020	(a)	$7.3
2021		406.2
2022		450.0
2023		380.0
2024		62.0

(a) Amounts maturing in 2020 are classified as long-term based on our ability and intent to refinance on a long-term basis.

Credit Facility

We have a $1,500.0 revolving credit facility (the “Credit Facility”) that expires in September 2022 and is guaranteed by AK Steel’s parent company, AK Holding, and by AK Tube, AK Steel Properties, Inc. and Mountain State Carbon LLC, three 100%-owned subsidiaries of AK Steel (referred to together as the “Subsidiary Guarantors”). The Credit Facility contains customary restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, dispositions, indebtedness, liens and affiliate transactions. The Credit Facility requires that we maintain a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $150.0. The Credit Facility’s current availability significantly exceeds $150.0. Availability is calculated as the lesser of the Credit Facility commitments or eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit. We secure our Credit Facility obligations with our inventory and accounts receivable, and the Credit Facility’s availability fluctuates monthly based on the varying levels of eligible collateral. We do not expect any of these restrictions to affect or limit our ability to conduct business in the ordinary course. The Credit Facility includes a “first-in, last-out” or “FILO” tranche, which allows us to use a portion of our eligible collateral at higher advance rates.

At December 31, 2019, our aggregate borrowing base, after application of applicable advance rates, was $1,327.1. As of December 31, 2019, we had $450.0 in outstanding borrowings. Availability as of December 31, 2019 was further reduced by $72.5 for outstanding letters of credit, resulting in remaining availability of $804.6. The weighted-average interest rate on the outstanding borrowings at December 31, 2019 was 3.32%.

Senior Secured Notes

AK Steel has outstanding 7.50% Senior Secured Notes due July 2023 (the “Secured Notes”). The Secured Notes are fully and unconditionally guaranteed by AK Holding and the Subsidiary Guarantors. The Secured Notes are secured by first priority liens on the plant, property and equipment (other than certain excluded property, and subject to permitted liens) of AK Steel and the Subsidiary Guarantors and any proceeds from them. The book value of the collateral as of December 31, 2019 was approximately $1.4 billion. The indenture governing the Secured Notes includes covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the incurrence of sale/leaseback transactions, (d) the use of proceeds from the sale of collateral, and (e) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The Secured Notes also contain customary events of default. We may redeem the Secured Notes at 103.750% until July 15, 2020, 101.875% until July 15, 2021, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption.

Senior Unsecured Notes

AK Steel has outstanding 7.625% Senior Notes due October 2021 (the “2021 Notes”). We may redeem the 2021 Notes at 100.0%, together with all accrued and unpaid interest to the date of redemption.

AK Steel has outstanding 6.375% Senior Unsecured Notes due October 2025 (the “2025 Notes”). Before October 15, 2020, we may redeem the 2025 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, we may redeem them at 103.188% until October 15, 2021, 101.594% thereafter until October 15, 2022, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption. In 2017, we recognized other expense of $8.4 related to the issuance of the 2025 Notes. During 2019 and 2018, we repurchased an aggregate principal amount of $4.6 and $5.2 of the 2025 Notes in private, open market transactions. We recognized a net gain on the repurchases totaling $0.6 and $0.7 for the years ended December 31, 2019 and 2018, which is included in other (income) expense.

AK Steel has outstanding 7.00% Senior Unsecured Notes due March 2027 (the “2027 Notes”). Before March 15, 2022, we may redeem the 2027 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, we may redeem them at 103.500% until March 15, 2023, 102.333% thereafter until March 15, 2024, 101.167% thereafter until March 15, 2025, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption. In 2017, we recognized other expense of $13.1 related to the issuance of the 2027 Notes. During 2018, we repurchased an aggregate principal amount of $8.4 of the 2027 Notes in private, open market transactions. We recognized a net gain on the repurchases totaling $1.3 for the year ended December 31, 2018, which is included in other (income) expense.

The 2021 Notes, the 2025 Notes, the 2027 Notes and the unsecured industrial revenue bonds (“IRBs”) discussed below (collectively, the “Senior Unsecured Notes”) are equal in right of payment. AK Holding and the Subsidiary Guarantors each, fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Senior Unsecured Notes. The indentures governing the 2021 Notes, the 2025 Notes, the 2027 Notes and the unsecured IRBs include covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the amount of sale/leaseback transactions, and (d) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The indentures governing the Senior Unsecured Notes also contain customary events of default. The Senior Unsecured Notes rank junior in priority to the Secured Notes to the extent of the value of the assets securing the Secured Notes.

Industrial Revenue Bonds

AK Steel has outstanding $73.3 aggregate principal amount of fixed-rate, tax-exempt IRBs (the “unsecured IRBs”) at December 31, 2019. The weighted-average fixed interest rate of the unsecured IRBs is 6.8%. The unsecured IRBs are unsecured senior debt obligations of AK Steel that are equal in ranking with the other Senior Unsecured Notes. In addition, AK Steel has outstanding $26.0 aggregate principal amount of variable-rate taxable IRBs at December 31, 2019, that are backed by letters of credit.

Exchangeable Notes

AK Steel’s 5.0% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”) were redeemed at their maturity date. Although the Exchangeable Notes were issued at par, for accounting purposes the proceeds received from the issuance of the notes were allocated between debt and equity to reflect the fair value of the exchange option embedded in the notes and the fair value of similar debt without the exchange option. Therefore, we recorded $38.7 of the gross proceeds of the Exchangeable Notes as an increase in additional paid-in capital with the offsetting amount recorded as a debt discount. We amortized the debt discount and issuance costs over the term of the Exchangeable Notes using the effective interest method. As of December 31, 2018, the net carrying amount of the Exchangeable Notes was $141.4.
NOTE 8 - Pension and Other Postretirement Benefits

Summary

We provide noncontributory pension and various healthcare and life insurance benefits to a significant portion of our employees and retirees. Benefits are provided through defined benefit and defined contribution plans that we sponsor, as well as multiemployer plans for certain union members. Our defined benefit pension plans are not fully funded. We will be required to make pension contributions of approximately $45.0 for 2020. Based on current actuarial assumptions, we expect to make required pension contributions of approximately $45.0 for 2021 and $35.0 for 2022. Factors that affect future funding projections include differences between expected and actual returns on plan assets, actuarial data and assumptions relating to plan participants, the discount rate used to measure the pension obligations and changes to regulatory funding requirements. We expect to make OPEB payments, after receipt of Medicare subsidy reimbursements, of approximately $35.6 in 2020.

Defined Benefit Plans

Plan Obligations

Amounts presented below are calculated based on benefit obligation and asset valuation measurement dates of December 31, 2019 and 2018:

	Pension Benefits		Other Benefits
	2019	2018	2019	2018
Change in benefit obligations:
Benefit obligations at beginning of year	$2,210.0	$2,808.0	$398.2	$448.5
Service cost	2.5	3.2	3.5	4.5
Interest cost	85.9	94.5	16.4	15.6
Plan participants’ contributions	—	—	24.3	24.7
Actuarial loss (gain)	206.5	(148.8)	16.2	(23.7)
Amendments	—	—	—	(11.1)
Benefits paid	(211.3)	(268.1)	(53.2)	(62.6)
Annuity settlement	(615.6)	(278.8)	—	—
Termination benefits—Ashland Works	9.7	—	3.6	—
Medicare subsidy reimbursement received	—	—	2.1	2.3
Benefit obligations at end of year	$1,687.7	$2,210.0	$411.1	$398.2

Change in plan assets:
Fair value of plan assets at beginning of year	$1,739.6	$2,322.2	$—	$—
Actual gain (loss) on plan assets	382.5	(87.0)	—	—
Employer contributions	44.8	51.3	26.8	35.6
Plan participants’ contributions	—	—	24.3	24.7
Benefits paid	(211.3)	(268.1)	(53.2)	(62.6)
Annuity settlement	(615.6)	(278.8)	—	—
Medicare subsidy reimbursement received	—	—	2.1	2.3
Fair value of plan assets at end of year	$1,340.0	$1,739.6	$—	$—
Funded status	$(347.7)	$(470.4)	$(411.1)	$(398.2)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(5.4)	$(1.2)	$(35.6)	$(37.5)
Noncurrent liabilities	(342.3)	(469.2)	(375.5)	(360.7)
Total	$(347.7)	$(470.4)	$(411.1)	$(398.2)
Amounts recognized in accumulated other comprehensive loss, before taxes:
Actuarial loss (gain)	$48.5	$134.1	$(15.5)	$(35.4)
Prior service cost (credit)	15.9	19.4	(69.2)	(82.4)
Total	$64.4	$153.5	$(84.7)	$(117.8)

The accumulated benefit obligation for all defined benefit pension plans was $1,675.8 and $2,188.6 at December 31, 2019 and 2018. All our defined benefit pension plans have an accumulated benefit obligation in excess of plan assets. The amounts included in current liabilities represent only the amounts of our unfunded pension and OPEB benefit plans that we expect to pay in the next year.

During the fourth quarter of 2019, we transferred to a highly rated insurance company $615.6 of pension obligations for approximately 4,250 retirees or their beneficiaries. As part of this transaction, we transferred a similar amount of pension trust assets to purchase a non-participating annuity contract that requires the insurance company to pay the transferred pension obligations to the pension participants. As a result of the transfer of pension assets in November 2019, we recorded a settlement loss of $26.9 in the fourth quarter of 2019 to recognize the portion of the unrealized actuarial loss associated with the transferred obligations.

During the fourth quarter of 2018, we transferred to a highly rated insurance company $278.8 of pension obligations for approximately 5,400 retirees or their beneficiaries. As part of this transaction, we transferred a similar amount of pension trust assets to purchase a non-participating annuity contract. As a result of the transfer of pension assets in October 2018, we recorded a settlement loss of $14.5 in the fourth quarter of 2018.

During 2019, we recognized pension and OPEB termination benefits of $13.3 related to the Ashland Works closure.

The 2019 change in the actuarial loss (gain) for the pension plans in the table above primarily consisted of gains of $272.8 for actual pension asset return greater than expected and changes in demographic assumptions, partially offset by a loss of $182.4 for the decrease in discount rate used to value the benefit obligations and a loss of $31.0 for changes in mortality tables. The 2019 change in the actuarial loss (gain) for the OPEB plan in the table above primarily consisted of a loss of $33.7 for the decrease in discount rate used to value the benefit obligations, partly offset by gains related to changes in demographic assumptions and lower than expected benefit payments.

Assumptions used to value benefit obligations and determine pension and OPEB (income) expense are presented below:

	Pension Benefits			Other Benefits
	2019	2018	2017	2019	2018	2017
Assumptions used to determine benefit obligations at December 31:
Discount rate	3.29%	4.22%	3.54%	3.33%	4.27%	3.59%
Rate of compensation increase	4.00%	4.00%	4.00%
Interest crediting rate	3.80%	3.80%	3.80%
Subsequent year healthcare cost trend rate				6.17%	6.50%	6.65%
Ultimate healthcare cost trend rate				4.50%	4.50%	4.50%
Year ultimate healthcare cost trend rate begins				2025	2025	2025

Assumptions used to determine pension and OPEB (income) expense for the year ended December 31:
Discount rate	4.14%	3.69%	3.93%	4.27%	3.59%	4.04%
Expected return on plan assets	6.75%	7.00%	7.25%
Rate of compensation increase	4.00%	4.00%	4.00%
Interest crediting rate	3.80%	3.80%	3.80%

We determine the discount rate at each remeasurement by finding a hypothetical portfolio of individual high-quality corporate bonds available at the measurement date with coupon and principal payments that could satisfy the plans’ expected future benefit payments that we use to calculate the projected benefit obligation. The discount rate is the single rate that is equivalent to the average yield on that hypothetical portfolio of bonds. We changed our assumption for future expected returns on pension plan assets to 7.50% from 6.75%, effective January 1, 2020 in response to a change in asset allocation.

Estimated future benefit payments to beneficiaries are presented below:

	Pension Plans	Other Benefits
2020	$142.6	$35.6
2021	134.7	34.7
2022	137.2	34.0
2023	125.4	32.1
2024	130.7	30.4
2025 through 2029	592.7	129.4

Plan Assets

Our investments in the master pension trust primarily include indexed and actively-managed funds. A fiduciary committee sets the target asset mix and monitors asset performance. We determine the master pension trust’s projected long-term rate of return based on the asset allocation, the trust’s investment policy statement and our long-term capital market return assumptions for the master trust.

We have developed an investment policy that considers liquidity requirements, expected investment return, funded status and expected asset risk, as well as standard industry practices. The investment policy also dictates a target allocation based primarily on the funded status of the plan. The target asset allocation for the master pension trust at December 31, 2019 was 60% equity and 40% fixed income. Equity investments consist of individual securities, equity mutual funds and common/collective trusts with equity investment strategies, which are diversified across multiple industry sectors, company market capitalizations and geographical investment strategies. The equity mutual funds and common/collective trusts have no unfunded commitments or significant redemption restrictions. Fixed-income investments consist of individual securities and common/collective trusts, which invest primarily in investment-grade and high-yield corporate bonds and U.S. Treasury securities. The fixed-income investments are diversified by ratings, maturities, industries and other factors. Plan assets contain no significant concentrations of risk from individual securities or industry sectors. The master pension trust has no direct investments in our common stock or fixed-income securities.

Master pension trust investments measured at fair value on a recurring basis at December 31, 2019 and 2018 are presented below, with certain assets presented by level within the fair value hierarchy. As a practical expedient, we estimate the value of common/collective trusts and equity mutual funds by using the net asset value (“NAV”) per share multiplied by the number of shares of the trust investment held as of the measurement date. If we have the ability to redeem our investment in the respective alternative investment at the NAV with no significant restrictions on the redemption at the consolidated balance sheet date, excluding equity mutual funds, we categorized the alternative investment as a reconciliation of pension investments reported in the fair value hierarchy to the master pension trust’s balance. See Note 17 for more information on the determination of fair value.

	Quoted Prices in Active Markets for Identical Assets		Significant Other Observable Inputs
	(Level 1)		(Level 2)		Total
	2019	2018	2019	2018	2019	2018
Investments in fair value hierarchy
Equity investments:
U.S. securities	$39.1	$35.4	$—	$—	$39.1	$35.4
Global securities	—	—	140.2	131.4	140.2	131.4
Fixed-income investments:
High-yield U.S. securities	—	—	87.2	84.5	87.2	84.5
Other U.S. securities	—	—	318.2	700.8	318.2	700.8
Global securities	—	—	66.1	82.8	66.1	82.8
Other investments	—	—	79.1	78.0	79.1	78.0
Total pension investments in fair value hierarchy	$39.1	$35.4	$690.8	$1,077.5	$729.9	$1,112.9

Investments with fair values measured at net asset value
Common/collective trusts:
U.S. equity securities (a)					367.2	355.8
Global equity securities (a)					196.9	178.2
Global fixed-income securities (b)					46.0	92.7
Total pension assets at fair value					$1,340.0	$1,739.6

(a)	Investments may include common stocks, options and futures.

(b)	Investments may include investment-grade and high-yield corporate bonds, interest rate swaps, options and futures.

Periodic Benefit Costs

Components of pension and OPEB (income) expense for the years 2019, 2018 and 2017 are presented below:

	Pension Benefits			Other Benefits
	2019	2018	2017	2019	2018	2017
Components of pension and OPEB (income) expense:
Service cost	$2.5	$3.2	$2.8	$3.5	$4.5	$4.7
Interest cost	85.9	94.5	108.2	16.4	15.6	17.3
Expected return on plan assets	(109.7)	(148.8)	(149.9)	—	—	—
Amortization of prior service cost (credit)	3.6	3.8	4.7	(13.2)	(13.6)	(58.5)
Recognized net actuarial loss (gain):
Annual amortization	(7.6)	16.1	10.5	(3.6)	(1.3)	(4.2)
Settlement loss	26.9	14.5	—	—	—	—
Termination benefits—Ashland Works	9.7	—	—	3.6	—	—
Pension and OPEB (income) expense	$11.3	$(16.7)	$(23.7)	$6.7	$5.2	$(40.7)

Defined Contribution Plans

All employees are eligible to participate in various defined contribution plans. Certain of these plans have features with matching contributions or other company contributions based on our financial results. Total expense from these plans was $29.0, $31.1 and $24.9 in 2019, 2018 and 2017.

Multiemployer Pension Plans

We contribute to multiemployer pension plans according to collective bargaining agreements that cover certain union-represented employees. The following risks of participating in these multiemployer plans differ from single employer pension plan risks:

•	Employer contributions to a multiemployer plan may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer plan, the remaining participating employers may need to assume the unfunded obligations of the plan.

•
If the multiemployer plan becomes significantly underfunded or is unable to pay its benefits, we may be required to contribute additional amounts in excess of the rate required by the collective bargaining agreements.

•	If we choose to stop participating in a multiemployer plan, we may be required to pay that plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

We are a party to a collective bargaining agreement at Ashland Works that requires contributions to the Steelworkers Pension Trust multiemployer pension plan. We recorded an estimated withdrawal liability of $10.0 in 2019 as a result of the closure of that facility. The actual withdrawal liability will not be known until a future year and is expected to be paid over a number of years. See Note 3 for further information.

In April 2019, the trustees for the IAM National Pension Fund (the “Fund”) voluntarily elected to place the Fund in the Red Zone for 2019 and implement a rehabilitation plan. The rehabilitation plan provides two options for a new schedule to be adopted by employers and their covered bargaining employees to both increase employer contributions and reduce certain employee pension benefits. Depending on the schedule selected, our contributions to the Fund could increase approximately $2.0 in 2020, with gradually increasing requirements through 2031.

Our participation in these multiemployer plans for the years ended December 31, 2019, 2018 and 2017, is presented below. We do not provide more than five percent of the total contributions to any multiemployer plan. Forms 5500 are not yet available for plan years ending in 2019.

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (a)		FIP/RP Status Pending/Implemented (b)	Contributions			Surcharge Imposed (c)	Expiration Date of Collective Bargaining Agreement
		2019	2018		2019	2018	2017
Steelworkers Pension Trust	23-6648508/499	Green	Green	No	$3.9	$4.2	$6.3	No	1/22/2021 to 5/14/2021 (d)
IAM National Pension Fund’s National Pension Plan	51-6031295/002	Red	Green	Yes	18.9	17.7	18.4	Yes	3/15/2020 to 6/15/2022 (e)
					$22.8	$21.9	$24.7

(a)
The most recent Pension Protection Act zone status available in 2019 and 2018 is for each plan’s year-end at December 31, 2018 and 2017, except that the IAM National Pension Fund’s National Pension Plan reflects the election by the Fund to place the Fund in Red Zone in April 2019. The plan’s actuary certifies the zone status. Generally, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The Steelworkers Pension Trust and IAM National Pension Fund’s National Pension Plan elected funding relief under section 431(b)(8) of the Internal Revenue Code and section 304(b)(8) of the Employment Retirement Income Security Act of 1974 (ERISA). This election allows those plans’ investment losses for the plan year ended December 31, 2008, to be amortized over 29 years for funding purposes.

(b)
The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented, as defined by ERISA.

(c)	The surcharge represents an additional required contribution due as a result of the critical funding status of the plan.

(d)
We are a party to three collective bargaining agreements at our Ashland Works, Mansfield Works and at the AK Tube Walbridge plant that require contributions to the Steelworkers Pension Trust. The labor contract for approximately 100 hourly employees at the AK Tube Walbridge plant expires January 22, 2021. The labor contract for approximately 300 hourly employees at Mansfield Works expires on March 31, 2021. The labor contract for approximately 10 active hourly employees at the Ashland Works currently expires May 14, 2021.

(e)
We are a party to three collective bargaining agreements at our Butler Works, Middletown Works and Zanesville Works that require contributions to the IAM National Pension Fund’s National Pension Plan. The labor contract for approximately 1,750 hourly employees at Middletown Works expires on March 15, 2020. The labor contract for approximately 100 hourly employees at Zanesville Works expires on May 31, 2022. The labor contract for approximately 1,100 hourly employees at Butler Works expires on June 15, 2022.

NOTE 9 - Leases

We have leases primarily for offices, production buildings and equipment. Our leases have remaining contractual lease terms of up to 20 years. Certain leases include options to extend the lease terms, and those extensions are for periods from 1 to 32 years depending on the particular lease. Some leases may also include options to terminate the leases. Certain leases include variable lease payments based on production, usage or independent factors such as changes in published producer price indices.

Lease costs are presented below:

2019
Operating leases	$67.7
Short-term leases	45.7
Variable lease costs	73.0
Total	$186.4

Rental expense was $48.1 and $43.1 for 2018 and 2017.

Other information related to leases was as follows:

2019
Cash paid for operating leases within cash flows from operating activities	$74.4
Right-of-use assets obtained in exchange for operating lease liabilities	28.9
Weighted-average remaining lease term of operating leases (in years)	8.2
Weighted-average discount rate for operating leases	8.5

Future minimum lease payments under noncancelable operating leases as of December 31, 2019, were as follows:

Year ending December 31:
2020	$67.8
2021	54.1
2022	43.8
2023	37.2
2024	29.8
Thereafter	144.5
Total future minimum operating lease payments	377.2
Less imputed interest	115.5
Total operating lease liabilities	261.7
Less current portion of operating lease liabilities (included in Accrued liabilities)	49.6
Long-term operating lease liabilities (included in Other non-current liabilities)	$212.1
NOTE 10 - Commitments

We purchase substantial portions of the principal raw materials required for our steel manufacturing operations under annual and multi-year agreements, some of which have minimum quantity requirements. We also use large volumes of natural gas, electricity and industrial gases in our steel manufacturing operations. We negotiate most of our purchases of chrome, coke, industrial gases, iron ore and a portion of our electricity under multi-year agreements. The iron ore agreements typically have a variable-price mechanism that adjusts the price of iron ore periodically, based on reference to an iron ore index and other market-based factors. We typically purchase coal under annual fixed-price agreements. We also purchase certain transportation services under multi-year contracts with minimum quantity requirements.

Commitments for future capital investments at December 31, 2019, totaled approximately $65.2, all of which we expect to incur in 2020.
NOTE 11 - Environmental and Legal Contingencies

Environmental Contingencies

Domestic steel producers, including us, must follow stringent federal, state and local laws and regulations designed to protect human health and the environment. We have spent the following amounts over the past three years for environmental-related capital investments and environmental compliance:

	2019	2018	2017
Environmental-related capital investments	$23.0	$7.1	$6.8
Environmental compliance costs	141.3	126.3	129.5

We and our predecessors have been involved in steel manufacturing and related operations since 1900. Although we believe our operating practices have been consistent with prevailing industry standards, hazardous materials may have been released at operating sites or third-party sites in the past, including operating sites that we no longer own. If we reasonably can, we have estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. For sites involving government-required investigations, we typically make an estimate of potential remediation expenditures only after the investigation is complete and when we better understand the nature and scope of the remediation. In general, the material factors in these estimates include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight, site monitoring, and preparation of reports to the appropriate environmental agencies. We have recorded the following liabilities for environmental matters on our consolidated balance sheets:

	2019	2018
Accrued liabilities	$6.1	$8.0
Other non-current liabilities	32.6	31.2

We cannot predict the ultimate costs for each site with certainty because of the evolving nature of the investigation and remediation process. Rather, to estimate the probable costs, we must make certain assumptions. The most significant of these assumptions is for the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs for future investigation and remediation are not discounted to their present value. To the extent that we have been able to reasonably estimate future liabilities, we do not believe that there is a reasonable possibility that we will incur a loss or losses that exceed the amounts we accrued for the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, since we recognize amounts in the consolidated financial statements in accordance with accounting principles generally accepted in the United States that exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than the liabilities we currently have recorded in our consolidated financial statements.

Except as we expressly note below, we do not currently anticipate any material effect on our consolidated financial position, results of operations or cash flows as a result of compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same federal environmental regulations, we do not believe that we are more disadvantaged than our domestic competitors by our need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries where they produce, resulting in lower compliance costs for them and providing those foreign competitors with a cost advantage on their products.

According to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the EPA and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. Environmental regulators may inspect our major steelmaking facilities. While we cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority from the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of our facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently regulated. The results of these investigations are still pending, and we could be directed to spend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, we cannot reliably predict whether or when such spending might be required or its magnitude.

As previously noted, on April 29, 2002, we entered a mutually agreed-upon administrative order on consent with the EPA pursuant to Section 122 of CERCLA to perform a Remedial Investigation/Feasibility Study (“RI/FS”) of the former Hamilton Plant site located in New Miami, Ohio. The plant ceased operations in 1990 and all of its former structures have been demolished. We submitted the investigation portion of the RI/FS and completed supplemental studies. We currently have accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on September 30, 1998, our predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of our Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. We cannot reliably estimate how long it will take to complete this site investigation. We currently have accrued $0.5 for the projected cost of the remaining investigation and corrective measures study. Until the site investigation and study are complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring us to develop a plan for investigation of four areas at our former Ashland Works coke plant. The Ashland Works coke plant ceased operations in 2011 and all of its former structures have been demolished and removed. In 1981, we acquired the plant from Honeywell International Corporation (as successor to Allied Corporation), who had managed the coking operations there for approximately 60 years. In connection with the sale of the coke plant, Honeywell agreed to indemnify us from certain claims and obligations that could arise from the investigation and we intend to pursue such indemnification from Honeywell, if necessary. We cannot reliably estimate how long it will take to complete the site investigation. On March 10, 2016, the EPA invited us to participate in settlement discussions regarding an enforcement action. Settlement discussions between the parties are ongoing, though whether the parties will reach agreement and any such agreement’s terms are uncertain. We currently have accrued $1.4 for the projected cost of the investigation and known remediation. Until the site investigation is complete, we cannot reliably estimate the costs, if any, we may incur for potential additional required remediation of the site or when we may incur them.

As previously reported, on July 15, 2009, we and the Pennsylvania Department of Environmental Protection (“PADEP”) entered a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at our former Ambridge Works. Under the terms of the Consent Order, we paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where landfill activities occurred, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. We have accrued $4.8 for the remedial work required under the approved plan and Consent Order. A National Pollution Discharge Elimination System (“NPDES”) permit was issued in 2019 that includes a compliance schedule. We currently estimate that the remaining work will be completed in accordance with the schedule in 2022.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against us in the U.S. District Court for the Southern District of Ohio, Case No. C-1-00530, alleging violations of the Clean Air Act, the Clean Water Act and RCRA at our Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May 15, 2006, the court entered a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”). Under the Consent Decree, we agreed to undertake a comprehensive RCRA facility investigation at Middletown Works and, as appropriate, complete a corrective measures study. The Consent Decree also required us to implement certain RCRA corrective action interim measures. We have completed the remedial activity at Dicks Creek, but continue to work on the RCRA facility investigation and certain interim measures. We have accrued $13.1 for the cost of known remediation and other work required under the Consent Decree.

As previously reported, on May 12, 2014, the Michigan Department of Environment, Great Lakes, and Energy (“EGLE”) (previously the Michigan Department of Environmental Quality) issued to our Dearborn Works an Air Permit to Install No. 182-05C (the “PTI”) to increase the emission limits for the blast furnace and other emission sources. The PTI was issued as a correction to a prior permit to install that did not include certain information during the prior permitting process. On July 10, 2014, the South Dearborn Environmental Improvement Association (“SDEIA”), Detroiters Working for Environmental Justice, Original United Citizens of Southwest Detroit and the Sierra Club filed a Claim of Appeal of the PTI in the State of Michigan, Wayne County Circuit, Case No. 14-008887-

AA. The appellants and EGLE required the intervention of Severstal Dearborn, LLC (“Dearborn”) (now owned by us) in this action as an additional appellee. The appellants allege multiple deficiencies with the PTI and the permitting process. On July 2, 2019, the Circuit Court dismissed the PTI appeal and ruled that EGLE appropriately issued the permit modification. The appellants have appealed that decision. Until the appeal is resolved, we cannot determine what the ultimate permit limits will be. Until the permit limits are determined and final, we cannot reliably estimate the costs we may incur, if any, or when we may incur them.

As previously reported, on August 21, 2014, the SDEIA filed a Complaint under the Michigan Environmental Protection Act in the State of Michigan, Wayne County Circuit Case No. 14-010875-CE. The plaintiffs allege that the air emissions from our Dearborn Works are impacting the air, water and other natural resources, as well as the public trust in such resources. The plaintiffs are requesting, among other requested relief, that the court assess and determine the sufficiency of the PTI’s limitations. On October 15, 2014, the court ordered a stay of the proceedings until a final order is issued in Wayne County Circuit Court Case No. 14-008887-AA (discussed above). When the proceedings resume, we will vigorously contest these claims. Until the claims in this Complaint are resolved, we cannot reliably estimate the costs we may incur, if any, or when we may incur them.

As previously reported, on April 27, 2000, EGLE issued RCRA Corrective Action Order No. 111-04-00-07E to Rouge Steel Company and Ford Motor Company for the property that includes our Dearborn Works. The Corrective Action Order has been amended five times. We are a party to the Corrective Action Order as the successor-in-interest to Dearborn, which was the successor-in-interest to Rouge Steel Company. The Corrective Action Order requires the site-wide investigation, and where appropriate, remediation of the facility. The site investigation and remediation are ongoing. We cannot reliably estimate how long it will take to complete this site investigation and remediation. To date, Ford Motor Company has incurred most of the costs of the investigation and remediation due to its prior ownership of the steelmaking operations at Dearborn Works. Until the site investigation is complete, we cannot reliably estimate the additional costs we may incur, if any, for any potentially required remediation of the site or when we may incur them.

As previously reported, we received an order in October 2002 from the EPA under Section 3013 of RCRA requiring us to investigate several areas of Zanesville Works that allegedly could be sources of contamination. A site investigation began in 2003 and was approved by EPA in November 2012. On October 28, 2016, the EPA requested that we conduct a corrective measures study and implement these measures as necessary. We subsequently agreed to proceed with a voluntary corrective measures study and have accrued $0.8 for the study. Until the study is complete, we cannot reliably estimate the costs, if any, we may incur for potential required remediation of the site or when we may incur them.

On November 18, 2019 and November 26, 2019, EGLE issued Notices of Violations (“NOVs”) with respect to the basic oxygen furnace at Dearborn Works alleging violations of manganese and lead limits. We are investigating these claims and will work with EGLE to attempt to resolve them. We will vigorously contest any claims that cannot be resolved through a settlement. Until a settlement is reached with EGLE or the claims of the NOVs are otherwise resolved, we cannot reliably estimate the costs, if any, associated with any potentially required work.

In addition to the foregoing matters, we are or may be involved in proceedings with various regulatory authorities that may require us to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. We believe that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990 we have been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of one of our current or former facilities. The majority of asbestos cases pending in which we are a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, but does not attempt to allocate the total monetary claim among the various defendants.

The number of asbestos cases pending at December 31, 2019, is presented below:

Asbestos Cases Pending at
December 31, 2019
Cases with specific dollar claims for damages:
Claims up to $0.2	183
Claims above $0.2 to $5.0	4
Claims above $5.0 to $20.0	3
Total claims with specific dollar claims for damages (a)	190
Cases without a specific dollar claim for damages	177
Total asbestos cases pending	367

(a)	Involve a total of 2,265 plaintiffs and 21,406 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against us. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against us. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Therefore, in a case involving multiple plaintiffs and multiple defendants, we initially only account for the lawsuit as one claim. After we have determined through discovery whether a particular plaintiff will pursue a claim, we make an appropriate adjustment to statistically account for that specific claim. It has been our experience that only a small percentage of asbestos plaintiffs ultimately identify us as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. We maintain appropriate reserves within a range of possible outcomes for asbestos claims. Asbestos-related claims information in 2019, 2018 and 2017, is presented below:

	2019	2018	2017
New Claims Filed	64	68	58
Pending Claims Disposed Of	40	61	61
Total Amount Paid in Settlements	$3.5	$1.4	$1.2

Since the onset of asbestos claims against us in 1990, six asbestos claims against us proceeded to trial in five separate cases. Five out of six claims concluded with a verdict in our favor. On June 14, 2019, judgment was entered on a jury verdict in an asbestos case in state court in Oklahoma against a party that was indemnified by us and another unrelated defendant. The judgment amount was $8.1 against both defendants jointly and severally. We are appealing that judgment and intend to contest the matter vigorously, which may include asserting contribution claims against the other defendant. We continue to vigorously defend all asbestos claims. Based upon present knowledge, and the factors above, we believe it is unlikely that the resolution in the aggregate of the asbestos claims against us will have a materially adverse effect on our consolidated results of operations, cash flows or financial condition. However, predictions about the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease each claimant is alleged to suffer, and (5) the potential for enactment of legislation affecting asbestos litigation.

Six actions, including one putative class action lawsuit, have been filed in federal court in Delaware, Michigan and New York by purported AK Steel stockholders in connection with the Merger: Stein v. AK Steel Holding Corp., et al., Case No. 1:20-cv-00054 (D. Del., filed January 14, 2020) (the “Stein Action”); Spuhler v. AK Steel Holding Corp., et al., Case No. 1:20-cv-00444 (S.D.N.Y., filed January 16, 2020) (the “Spuhler Action”); Franchi v. AK Steel Holding Corp., et al., Case No. 1:20-cv-00078 (D. Del., filed January 17, 2020) (the “Franchi Action”); Raul v. AK Steel Holding Corp., et al., No. 1:20-cv-00611 (S.D.N.Y., filed January 23, 2020) (the “Raul Action”); Ruiz v. AK Steel Holding Corp., et al., No. 1:20-cv-00620 (E.D.N.Y., filed February 4, 2020) (the “Ruiz Action”); and Rubin v. AK Steel Holding Corp., et al., No. 2:20-cv-10379-BAF-DRG (E.D. Mich., filed February 12, 2020) (the “Rubin Action”). The

Stein Action, Spuhler Action, Franchi Action, Raul Action, Ruiz Action and Rubin Action are collectively referred to as the “AK Steel Stockholder Federal Actions.” A seventh action, Pate v. AK Steel Holding Corp., et al., Case No. CV 2020 01 0196 (Ohio Common Pleas, Butler County, filed January 28, 2020) (the “Pate Action”), has been filed by a purported AK Steel stockholder as a putative class action in state court in Ohio. The Pate Action and the AK Steel Stockholder Federal Actions are collectively referred to as the “AK Steel Stockholder Actions.” Each of the AK Steel Stockholder Actions names AK Steel and its directors as defendants, and the Franchi Action and Pate Action name Cliffs and Merger Sub as additional defendants. An eighth action, Nessim v. Cleveland-Cliffs Inc., et al., Case No. 1:20-cv-00850 (S.D.N.Y., filed January 31, 2020) (the “Nessim Action”), has been filed in federal court in New York against Cliffs and its directors by a purported shareholder of Cliffs. The Nessim Action and the AK Steel Stockholder Federal Actions are collectively referred to as the “Federal Stockholder Actions,” and all eight actions are collectively referred to as the “Stockholder Actions.” Each of the Federal Stockholder Actions alleges, among other things, that the registration statement on Form S-4 filed by Cliffs in connection with the Merger is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act. The Pate Action alleges breach of fiduciary duty claims against the AK Steel directors and aiding and abetting claims against AK Steel, Cliffs and Merger Sub in connection with the transactions contemplated by the Merger Agreement, including that the registration statement on Form S-4 filed by Cliffs in connection with the Merger is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement. The plaintiffs in the Stockholder Actions, among other things, seek to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ fees and expenses. We believe that the allegations in each of these complaints lack merit and plan to contest the matters vigorously.

Other Contingencies

In addition to the matters discussed above, there are various pending and potential claims against us and our subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist for any claim, it is difficult to reliably or accurately estimate what the amount of a loss would be if a claimant prevails. If material assumptions or factual understandings we rely on to evaluate exposure for these contingencies prove to be inaccurate or otherwise change, we may be required to record a liability for an adverse outcome. If, however, we have reasonably evaluated potential future liabilities for all of these contingencies, including those described more specifically above, it is our opinion, unless we otherwise noted, that the ultimate liability from these contingencies, individually and in the aggregate, should not have a material effect on our consolidated financial position, results of operations or cash flows.
NOTE 12 - Stockholders’ Equity

Common Stock

Our common stockholders may receive dividends when and as declared by the Board of Directors out of funds legally available for distribution. The holders have one vote per share in respect of all matters and are not entitled to preemptive rights.

Preferred Stock

There are 25,000,000 shares of preferred stock authorized; no shares are issued or outstanding.

Dividends

The instruments governing our outstanding senior debt allow dividend payments. However, our Credit Facility restricts dividend payments under certain conditions. Dividends are permitted if no default or event of default exists under the terms of the Credit Facility and (i) availability under the Credit Facility exceeds 20% of the lesser of the Credit Facility commitment or eligible collateral after advance rates or (ii) availability exceeds 15% of the lesser of the Credit Facility commitment or eligible collateral after advance rates and we meet a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. At December 31, 2019, availability under the Credit Facility significantly exceeds these amounts. If we cannot meet either of these thresholds, annual dividends would be limited to the greater of $18.0 or 0.5% of consolidated total assets, with additional dividends permitted equal to the greater of $25.0 or 0.7% of consolidated total assets in aggregate over the life of the Credit Facility.

Share Repurchase Program

In October 2008, the Board of Directors authorized us to repurchase, from time to time, up to $150.0 of our outstanding common stock. We have not made any common stock repurchases under this program in the last three years. As of December 31, 2019, we had remaining $125.6 for repurchase under the Board of Directors’ authorization.
NOTE 13 - Share-based Compensation

In May 2019, our stockholders approved the 2019 Omnibus Supplemental Incentive Plan (“OSIP”), which authorizes granting an aggregate maximum of 14.4 million shares under the OSIP through May 31, 2029. The OSIP permits and the prior Stock Incentive Plan permitted the granting of nonqualified stock option, restricted stock, performance shares and restricted stock unit awards to our directors, officers and other employees. Under the OSIP, any dividends on unvested awards are subject to the same restrictions as the underlying award. Approximately 14 million shares were available for future grant as of December 31, 2019.

Share-based compensation expense for the years ended December 31, 2019, 2018 and 2017, is presented below:

Share-based Compensation Expense	2019	2018	2017
Stock options	$2.5	$2.5	$2.1
Restricted stock	2.3	3.1	2.9
Restricted stock units issued to Directors	1.1	1.2	1.2
Performance shares	2.3	2.0	1.5
Equity-based long-term performance plan	1.0	0.4	—
Share-based compensation expense	$9.2	$9.2	$7.7

Stock Options

Stock options have a maximum term of ten years and holders may not exercise them earlier than six months after the grant date or another term the award agreement may specify. Stock options granted to officers and other employees vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date. The exercise price of each option must equal or exceed the market price of our common stock on the grant date. We have not and, pursuant to the terms of our plans may not, reprice stock options to lower the exercise price.

We use the Black-Scholes option valuation model to value the nonqualified stock options. We use historical data of stock option exercise behaviors to estimate the expected life that granted options will be outstanding. The risk-free interest rate is based on the Daily Treasury Yield Curve published by the U.S. Treasury on the grant date. The expected volatility is determined by using a blend of historical and implied volatility. We do not expect to pay dividends over the term of the options based on our current dividend policy. We also estimate that option holders will forfeit 5% of the options.

The following weighted-average assumptions are used in the Black-Scholes option pricing model to estimate the fair value of granted options as of the grant date:

	2019	2018	2017
Expected volatility	63.6% – 65.3%	58.8% – 61.6%	61.5% – 64.0%
Weighted-average volatility	64.5%	59.5%	62.5%
Expected term (in years)	3.5 – 6.6	3.4 – 6.6	3.3 – 6.5
Risk-free interest rate	2.6% – 2.7%	2.3% – 2.6%	1.6% – 2.2%
Weighted-average grant-date fair value per share of granted options	$1.52	$3.51	$5.33

Option activity for the year ended December 31, 2019, is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	3,403,862	$6.90
Granted	1,199,415	2.66
Exercised	(43,167)	1.74
Forfeited and expired	(428,701)	11.38
Outstanding at December 31, 2019	4,131,409	5.26	6.9	$1.6

Exercisable at December 31, 2019	2,215,816	6.01	5.3	0.8

Unvested at December 31, 2019	1,915,593	4.39	8.4	0.7

Unvested at December 31, 2019 expected to vest	1,819,813	4.39	8.4	0.7

The total intrinsic value of stock option awards that holders exercised during the years ended December 31, 2019, 2018, and 2017 was $0.1, $0.3 and $0.2. Each exercised option’s intrinsic value is the quoted average of the reported high and low sales price on the exercise date. As of December 31, 2019, total unrecognized compensation costs for non-vested stock options were $0.8, which we expect to recognize over a weighted-average period of 1.6 years.

Restricted Stock

Restricted stock awards granted to officers and other employees ordinarily vest ratably on the first, second and third anniversaries of the grant. Non-vested restricted stock awards activity for the year ended December 31, 2019, is presented below:

Restricted Stock Awards	Restricted Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2018	506,703	$6.45
Granted	772,054	2.65
Vested/restrictions lapsed	(745,001)	3.98
Canceled	(93,651)	4.32
Outstanding at December 31, 2019	440,105	4.42

The weighted-average grant date fair value of restricted stock awards granted during the years ended December 31, 2019, 2018 and 2017, was $2.65, $6.56 and $9.78 per share. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the years ended December 31, 2019, 2018 and 2017, was $2.0, $3.2 and $4.1. As of December 31, 2019, total unrecognized compensation costs for non-vested restricted stock awards were $0.9, which we expect to recognize over a weighted-average period of 1.6 years.

Restricted Stock Units

Restricted stock units (“RSUs”) represent equity-based compensation granted to Directors. RSU grants vest immediately, but we do not settle them (i.e., issue the underlying shares of stock) until one year after the grant date, unless a Director elects to defer the settlement to six months after his or her Board service is terminated. They may elect to take settlement in a single distribution or in annual installments up to fifteen years.

Performance Shares

Performance shares are granted to executive officers and other employees. They earn the awards by meeting performance measures over a three-year period. Though a target number of performance shares are awarded on the grant date, for 2019 and 2018 grants the total number of performance shares that will actually be issued to the participant, if any, at the expiration of the performance period will be based on our total share return compared to the VanEck Vectors Steel ETF. For 2017, the total number of performance shares that will be issued to the participant, if any, at the expiration of the performance period for those grants will be based on two equally-rated metrics: (i) our share performance compared to a prescribed compounded annual growth rate and (ii) our total share return compared to the VanEck Vectors Steel ETF.

The following weighted-average assumptions are used in a Monte Carlo simulation model to estimate the fair value of performance shares granted:

	2019	2018	2017
Company expected volatility	62.3	67.3	68.0
VanEck Vectors Steel ETF expected volatility	45.3	52.2	48.9
Risk-free interest rate	2.6	2.2	1.5
Weighted-average grant-date fair value per performance share granted	$3.09	$8.05	$10.78

Non-vested performance share awards activity for the year ended December 31, 2019, is presented below:

Performance Share Awards	Performance Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2018	614,800	$9.19
Granted	595,733	3.09
Earned	—	—
Expired or forfeited	(338,058)	9.38
Outstanding at December 31, 2019	872,475	4.95

As of December 31, 2019, total unrecognized compensation costs for non-vested performance share awards were $2.1, which we expect to recognize over a weighted-average period of 1.6 years.

Equity-based Long-term Performance Plan

During 2018, in order to further align our management and stockholder interests, the Board of Directors changed the structure of long-term incentive compensation for executive officers. For performance periods beginning in 2019, 50% of the long-term incentive plan compensation earned by executive officers will now be denominated in stock instead of the 30% denominated in stock for the performance period that began in 2018. In addition, beginning in 2019, 30% of the compensation earned by other non-executive officer participants under the long-term incentive plan will now be paid in stock. The remaining portion of the long-term incentive plan for all participants will be settled in cash. As a result, the equity-based portion of the long-term incentive plan is treated as share-based compensation with a performance condition.

Non-vested long-term performance plan share awards activity for the year ended December 31, 2019, is presented below:

Long-Term Performance Plan Share Awards	Long-Term Performance Plan Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2018	250,400	$5.04
Granted	678,714	2.66
Expired or forfeited	(70,900)	3.39
Outstanding at December 31, 2019	858,214	3.24

As of December 31, 2019, total unrecognized compensation costs for non-vested long-term performance share awards were $1.6, which we expect to recognize over a weighted-average period of 1.8 years.

NOTE 14 - Comprehensive Income (Loss)

Other comprehensive income (loss), net of tax, information is presented below:

	2019	2018	2017
Foreign currency translation
Balance at beginning of period	$(0.6)	$1.1	$(3.6)
Other comprehensive income (loss)—foreign currency translation gain (loss)	(0.6)	(1.7)	4.7
Balance at end of period	$(1.2)	$(0.6)	$1.1
Cash flow hedges
Balance at beginning of period	$7.2	$22.3	$39.9
Cumulative effect of adopting new hedging standard	—	0.8	—
Other comprehensive income (loss):
Gains (losses) arising in period	(31.5)	(5.6)	(11.5)
Income tax expense (benefit)	(1.1)	—	—
Gains (losses) arising in period, net of tax	(30.4)	(5.6)	(11.5)
Reclassification of losses (gains) to net income (loss):
Recorded in cost of products sold	8.9	(10.3)	(6.1)
Income tax (expense) benefit (b)	0.3	—	—
Net amount of reclassification of losses (gains) to net income (loss), net of tax	8.6	(10.3)	(6.1)
Total other comprehensive income (loss), net of tax	(21.8)	(15.9)	(17.6)
Balance at end of period	$(14.6)	$7.2	$22.3
Pension and OPEB plans
Balance at beginning of period	$(106.6)	$(73.6)	$(125.0)
Other comprehensive income (loss):
Prior service credit (cost) arising in period	—	11.1	4.7
Gains (losses) arising in period	50.5	(63.6)	94.2
Subtotal	50.5	(52.5)	98.9
Income tax expense (benefit)	2.0	—	—
Gains (losses) arising in period, net of tax	48.5	(52.5)	98.9
Reclassification to net income (loss):
Prior service costs (credits) (a)	(9.6)	(9.8)	(53.8)
Actuarial (gains) losses (a)	15.7	29.3	6.3
Subtotal	6.1	19.5	(47.5)
Income tax (expense) benefit (b)	0.2	—	—
Amount of reclassification to net income (loss), net of tax	5.9	19.5	(47.5)
Total other comprehensive income (loss), net of tax	54.4	(33.0)	51.4
Balance at end of period	$(52.2)	$(106.6)	$(73.6)

(a)	Included in pension and OPEB (income) expense

(b)	Included in income tax expense (benefit)

NOTE 15 - Earnings per Share

Reconciliation of the numerators and denominators for basic and diluted EPS computations is presented below:

	2019	2018	2017
Net income attributable to AK Steel Holding Corporation	$11.2	$186.0	$103.5

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	315.8	314.8	314.3
Effect of exchangeable debt	—	—	4.5
Effect of dilutive stock-based compensation	0.8	0.8	0.9
Common shares outstanding for diluted earnings per share	316.6	315.6	319.7

Basic earnings per share	$0.04	$0.59	$0.33
Diluted earnings per share	$0.04	$0.59	$0.32

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	3.6	2.4	1.4
NOTE 16 - Variable Interest Entities

SunCoke Middletown

We purchase all the coke and electrical power generated from SunCoke Middletown’s plant under long-term supply agreements. SunCoke Middletown is a variable interest entity because we have committed to purchase all the expected production from the facility through at least 2031 and we are the primary beneficiary. Therefore, we consolidate SunCoke Middletown’s financial results with our financial results, even though we have no ownership interest in SunCoke Middletown. SunCoke Middletown had income before income taxes of $52.2, $58.4 and $61.7 for the years ended December 31, 2019, 2018 and 2017 that was included in our consolidated income before income taxes.

Vicksmetal/Armco Associates

We own a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company. VAA slits electrical steel primarily for AK Steel, though also for third parties. VAA is a variable interest entity and we are the primary beneficiary. Therefore, we consolidate VAA’s financial results with our financial results.
NOTE 17 - Fair Value Measurements

We measure certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we use various valuation approaches. The hierarchy of those valuation approaches is in three levels based on the reliability of inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Below is a summary of the hierarchy levels:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. As a practical expedient, we estimate the value of money market mutual funds by using a $1.00 per share multiplied by the number of shares in the fund as of the measurement date. We generate fair values for our commodity derivative contracts and foreign currency forward contracts from observable futures prices for the respective commodity or currency, from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), we adjust our valuations to reflect the counterparty’s valuation assumptions. After validating that the counterparty’s assumptions for implied volatilities reflect independent source’s assumptions, we discount these model-generated future values with discount factors that reflect the counterparty’s credit quality. We apply different discount rates to different contracts since the maturities and counterparties differ. As of December 31, 2019, a spread over benchmark rates of less than 1.4% was used for derivatives valued as assets and less than 4.0% for derivatives valued as liabilities. We have estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt on similar terms and with similar maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to our valuations on a normal recurring basis.

Assets and liabilities measured at fair value on a recurring basis are presented below:

	2019			2018
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents	$31.0	$—	$31.0	$48.6	$—	$48.6
Other current assets:
Foreign exchange contracts	—	—	—	—	0.1	0.1
Commodity hedge contracts	—	12.9	12.9	—	13.0	13.0
Other non-current assets:
Foreign exchange contracts	—	0.1	0.1	—	0.4	0.4
Commodity hedge contracts	—	2.7	2.7	—	2.9	2.9
Assets measured at fair value	$31.0	$15.7	$46.7	$48.6	$16.4	$65.0

Liabilities measured at fair value
Accrued liabilities:
Foreign exchange contracts	$—	$(0.5)	$(0.5)	$—	$(1.2)	$(1.2)
Commodity hedge contracts	—	(16.5)	(16.5)	—	(5.9)	(5.9)
Other non-current liabilities:
Foreign exchange contracts	—	(0.2)	(0.2)	—	(1.5)	(1.5)
Commodity hedge contracts	—	(1.9)	(1.9)	—	(1.6)	(1.6)
Liabilities measured at fair value	$—	$(19.1)	$(19.1)	$—	$(10.2)	$(10.2)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(2,023.5)	$(2,023.5)	$—	$(1,852.4)	$(1,852.4)
Carrying amount	—	(1,968.8)	(1,968.8)	—	(1,993.7)	(1,993.7)

See Note 8 for information on the fair value of pension plan assets. The carrying amounts of our other financial instruments do not differ materially from their estimated fair values at December 31, 2019 and 2018.

NOTE 18 - Derivative Instruments and Hedging Activities

Exchange rate fluctuations affect a portion of revenues and operating costs that are denominated in foreign currencies, and we use forward currency and currency option contracts to reduce our exposure to certain of these currency price fluctuations. Contracts to sell euros have not been designated as cash flow hedges for accounting purposes, and gains or losses are reported in earnings immediately in other (income) expense. Contracts to purchase Canadian dollars are designated as cash flow hedges for accounting purposes, and we record the gains and losses for the derivatives and premiums paid for option contracts in accumulated other comprehensive income (loss) until we reclassify them into cost of products sold when we recognize the associated underlying operating costs.

We are exposed to fluctuations in market prices of raw materials and energy sources. We may use cash-settled commodity price swaps and options to hedge the market risk associated with the purchase of certain of our raw materials and energy requirements. For input commodities, these derivatives are typically used for a portion of our electricity, iron ore, natural gas, nickel and zinc requirements. Our hedging strategy is to reduce the effect on earnings from the price volatility of these various commodity exposures, including timing differences between when we incur raw material commodity costs and when we receive sales surcharges from our customers based on those raw materials. Independent of any hedging activities, price changes in any of these commodity markets could negatively affect operating costs.

All commodity derivatives are recognized as an asset or liability at fair value. We record the gains and losses and premiums paid for option contracts for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources in accumulated other comprehensive income (loss) and reclassify them into cost of products sold when we recognize earnings for the associated underlying transaction. We record all gains or losses from commodity derivatives for which hedge accounting treatment has not been elected to earnings immediately in cost of products sold. We routinely use iron ore derivatives to reduce the volatility of the cost of our iron ore purchases. These derivatives do not qualify for hedge accounting treatment. We have no collateral deposited with counterparties under collateral funding arrangements as of December 31, 2019.

Outstanding derivative contracts and the period over which we are hedging our exposure to the volatility in future cash flows are presented below:

Hedge Contracts	Settlement Dates	2019		2018
Commodity contracts:
Nickel (in lbs)	January 2020 to June 2020	150,000		—
Natural gas (in MMBTUs)	January 2020 to December 2021	37,708,000		39,868,000
Zinc (in lbs)	January 2020 to December 2021	35,550,000		52,150,000
Iron ore (in metric tons)	January 2020 to June 2021	1,495,000		2,125,000
Electricity (in MWHs)	January 2020 to August 2021	1,683,000		1,461,000
Foreign exchange contracts:
Euros (in millions)	January 2020 to January 2020		€1.5		€4.0
Canadian dollars (in millions)	January 2020 to December 2021	C$	72.6	C$	118.6

The fair value of derivative instruments as of December 31, 2019 and 2018, is presented below:

Asset (liability)	2019	2018
Derivatives designated as hedging instruments:
Other current assets—commodity contracts	$0.1	$3.4
Other non-current assets:
Commodity contracts	—	1.0
Foreign exchange contracts	0.1	0.4
Accrued liabilities:
Commodity contracts	(16.5)	(4.7)
Foreign exchange contracts	(0.5)	(1.2)
Other non-current liabilities:
Commodity contracts	(1.9)	(1.2)
Foreign exchange contracts	(0.2)	(1.5)
Derivatives not designated as hedging instruments:
Other current assets:
Commodity contracts	12.8	9.6
Foreign exchange contracts	—	0.1
Other non-current assets—commodity contracts	2.7	1.9
Accrued liabilities—commodity contracts	—	(1.2)
Other non-current liabilities—commodity contracts	—	(0.4)

Gains (losses) on derivative instruments for the years ended December 31, 2019, 2018 and 2017, are presented below:

Gain (loss)	2019	2018	2017
Derivatives designated as cash flow hedges:
Commodity contracts:
Recognized in accumulated other comprehensive income that were included in the assessment of effectiveness	$(32.3)	$(0.2)	$(11.5)
Reclassified from accumulated other comprehensive income into cost of products sold	(7.2)	11.2	6.1
Foreign exchange contract:
Recognized in accumulated other comprehensive income that were included in the assessment of effectiveness	0.8	(5.4)	—
Reclassified from accumulated other comprehensive income into cost of products sold	(1.7)	(0.9)	—
Derivatives not designated as hedging instruments:
Commodity contracts—recognized in cost of products sold	52.2	(2.4)	31.6
Foreign exchange contracts—recognized in other (income) expense	—	0.1	(1.6)

Gains (losses) before tax expected to be reclassified into cost of products sold within the next twelve months for our existing commodity contracts that qualify for hedge accounting are presented below:

Hedge	Gains (losses)
Natural gas	$(10.5)
Electricity	(5.8)
Zinc	(3.1)
Canadian dollars	(1.3)

NOTE 19 - Supplementary Cash Flow Information

Net cash paid (received) during the period for interest, net of capitalized interest, and income taxes are presented below:

	2019	2018	2017
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$137.5	$136.3	$130.5
Income taxes	(9.5)	(5.5)	0.1

Included in net cash flows from operations was cash provided by SunCoke Middletown of $68.6, $76.6 and $77.1 for the years ended December 31, 2019, 2018 and 2017. Consolidated cash and cash equivalents at December 31, 2019, and 2018, include SunCoke Middletown’s cash and cash equivalents of $0.1 and $1.1. SunCoke Middletown’s cash and cash equivalents have no compensating balance arrangements or legal restrictions, but are not available for our use.

We had capital investments during the years ended December 31, 2019, 2018 and 2017, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the consolidated statements of cash flows until paid. We also granted restricted stock to certain employees and restricted stock units to directors under the OSIP and prior Stock Incentive Plan. Non-cash investing and financing activities for the years ended December 31, 2019, 2018 and 2017, are presented below:

	2019	2018	2017
Capital investments	$50.9	$33.4	$37.3
Issuance of restricted stock and restricted stock units	2.8	4.5	4.6
NOTE 20 - Quarterly Information (Unaudited)

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,697.7	$1,680.5	$1,535.5	$1,445.7	$6,359.4
Operating profit	41.2	106.6	51.1	10.4	209.3
Net income (loss) attributable to AK Holding	(4.5)	66.8	2.8	(53.9)	11.2
Basic and diluted earnings (loss) per share	$(0.01)	$0.21	$0.01	$(0.17)	$0.04

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,658.9	$1,746.6	$1,735.6	$1,677.1	$6,818.2
Operating profit	63.6	99.5	114.8	86.5	364.4
Net income (loss) attributable to AK Holding	28.7	56.6	67.2	33.5	186.0
Basic and diluted earnings (loss) per share	$0.09	$0.18	$0.21	$0.11	$0.59

Included in net income (loss) attributable to AK Holding in the first quarter, fourth quarter and full year of 2019 was a charge of $77.4, a credit of $8.1 and a charge of $69.3, respectively, for the Ashland Works closure. Also included in net income (loss) attributable to AK Holding in the fourth quarter and full year of 2019 was a pension settlement charge of $26.9. Included in net income (loss) attributable to AK Holding in the fourth quarter and full year of 2018 was a pension settlement charge of $14.5.

NOTE 21 - Supplementary Guarantor Information

AK Steel’s Secured Notes, 2021 Notes, 2025 Notes and 2027 Notes (collectively, the “Senior Notes”) are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. Under the terms of the indentures, AK Holding and the Subsidiary Guarantors each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the Senior Notes.

We present all investments in subsidiaries in the supplementary guarantor information using the equity method of accounting. Therefore, the net income (loss) of the subsidiaries accounted for using the equity method is in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplementary condensed consolidating financial statements present information about AK Holding, AK Steel, the Subsidiary Guarantors and the other non-guarantor subsidiaries.

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2019
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,784.3	$304.1	$751.5	$(480.5)	$6,359.4
Cost of products sold (exclusive of items shown separately below)	—	5,228.5	212.9	598.5	(433.6)	5,606.3
Selling and administrative expenses	4.3	283.0	13.8	40.0	(45.9)	295.2
Depreciation	—	142.1	8.5	42.0	—	192.6
Ashland Works closure	—	56.0	—	—	—	56.0
Total operating costs	4.3	5,709.6	235.2	680.5	(479.5)	6,150.1
Operating profit (loss)	(4.3)	74.7	68.9	71.0	(1.0)	209.3
Interest expense	—	139.3	—	7.3	—	146.6
Pension and OPEB (income) expense	—	12.0	—	—	—	12.0
Other (income) expense	—	2.6	(23.2)	(4.1)	6.2	(18.5)
Income (loss) before income taxes	(4.3)	(79.2)	92.1	67.8	(7.2)	69.2
Income tax expense (benefit)	—	(25.4)	23.0	10.5	(1.9)	6.2
Equity in net income (loss) of subsidiaries	15.5	69.3	—	1.9	(86.7)	—
Net income (loss)	11.2	15.5	69.1	59.2	(92.0)	63.0
Less: Net income attributable to noncontrolling interests	—	—	—	51.8	—	51.8
Net income (loss) attributable to AK Steel Holding Corporation	11.2	15.5	69.1	7.4	(92.0)	11.2
Other comprehensive income (loss)	32.0	32.0	—	(0.6)	(31.4)	32.0
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$43.2	$47.5	$69.1	$6.8	$(123.4)	$43.2

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2018
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$6,244.7	$320.8	$752.8	$(500.1)	$6,818.2
Cost of products sold (exclusive of items shown separately below)	—	5,519.8	221.4	620.9	(451.1)	5,911.0
Selling and administrative expenses	3.5	320.0	14.5	34.2	(49.6)	322.6
Depreciation	—	171.5	8.0	40.7	—	220.2
Total operating costs	3.5	6,011.3	243.9	695.8	(500.7)	6,453.8
Operating profit (loss)	(3.5)	233.4	76.9	57.0	0.6	364.4
Interest expense	—	145.9	—	5.7	—	151.6
Pension and OPEB (income) expense	—	(19.2)	—	—	—	(19.2)
Other (income) expense	—	8.7	(16.4)	(2.9)	4.7	(5.9)
Income (loss) before income taxes	(3.5)	98.0	93.3	54.2	(4.1)	237.9
Income tax expense (benefit)	—	(26.5)	23.3	(2.0)	(1.0)	(6.2)
Equity in net income (loss) of subsidiaries	189.5	65.0	—	0.7	(255.2)	—
Net income (loss)	186.0	189.5	70.0	56.9	(258.3)	244.1
Less: Net income attributable to noncontrolling interests	—	—	—	58.1	—	58.1
Net income (loss) attributable to AK Steel Holding Corporation	186.0	189.5	70.0	(1.2)	(258.3)	186.0
Other comprehensive income (loss)	(50.6)	(50.6)	—	(1.7)	52.3	(50.6)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$135.4	$138.9	$70.0	$(2.9)	$(206.0)	$135.4

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2017
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,755.1	$285.9	$496.3	$(456.8)	$6,080.5
Cost of products sold (exclusive of items shown separately below)	—	5,082.0	197.7	387.2	(413.8)	5,253.1
Selling and administrative expenses	3.7	285.5	13.5	26.9	(44.7)	284.9
Depreciation	—	189.3	7.5	29.2	—	226.0
Asset impairment charge	—	75.6	—	—	—	75.6
Credit for adjustment of liability for transportation costs	—	(19.3)	—	—	—	(19.3)
Total operating costs	3.7	5,613.1	218.7	443.3	(458.5)	5,820.3
Operating profit (loss)	(3.7)	142.0	67.2	53.0	1.7	260.2
Interest expense	—	150.3	—	2.0	—	152.3
Pension and OPEB (income) expense	—	(71.9)	—	—	—	(71.9)
Other (income) expense	—	30.1	(11.4)	(5.4)	3.8	17.1
Income (loss) before income taxes	(3.7)	33.5	78.6	56.4	(2.1)	162.7
Income tax expense (benefit)	—	(29.4)	29.9	(1.8)	(0.9)	(2.2)
Equity in net income (loss) of subsidiaries	107.2	44.3	—	—	(151.5)	—
Net income (loss)	103.5	107.2	48.7	58.2	(152.7)	164.9
Less: Net income attributable to noncontrolling interests	—	—	—	61.4	—	61.4
Net income (loss) attributable to AK Steel Holding Corporation	103.5	107.2	48.7	(3.2)	(152.7)	103.5
Other comprehensive income (loss)	38.5	38.5	—	4.7	(43.2)	38.5
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$142.0	$145.7	$48.7	$1.5	$(195.9)	$142.0

Condensed Balance Sheets
December 31, 2019
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$11.8	$0.1	$19.1	$—	$31.0
Accounts receivable, net	—	437.4	25.7	124.1	(9.3)	577.9
Inventory	—	1,214.9	56.0	85.5	(10.2)	1,346.2
Other current assets	—	59.1	0.2	5.9	—	65.2
Total current assets	—	1,723.2	82.0	234.6	(19.5)	2,020.3
Property, plant and equipment	—	6,234.4	199.5	735.0	—	7,168.9
Accumulated depreciation	—	(4,917.2)	(111.3)	(208.5)	—	(5,237.0)
Property, plant and equipment, net	—	1,317.2	88.2	526.5	—	1,931.9
Other non-current assets:
Investment in subsidiaries	(3,108.8)	2,023.7	—	72.0	1,013.1	—
Inter-company accounts	3,260.3	—	1,734.6	—	(4,994.9)	—
Goodwill and intangible assets	—	—	32.8	260.6	—	293.4
Other non-current assets	—	248.6	2.8	93.6	—	345.0
TOTAL ASSETS	$151.5	$5,312.7	$1,940.4	$1,187.3	$(4,001.3)	$4,590.6
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$614.2	$25.4	$70.1	$(4.6)	$705.1
Accrued liabilities	—	276.0	8.8	29.6	—	314.4
Current portion of pension and other postretirement benefit obligations	—	40.7	—	0.3	—	41.0
Total current liabilities	—	930.9	34.2	100.0	(4.6)	1,060.5
Non-current liabilities:
Long-term debt	—	1,968.8	—	—	—	1,968.8
Pension and other postretirement benefit obligations	—	714.8	—	3.0	—	717.8
Inter-company accounts	—	4,513.6	—	558.6	(5,072.2)	—
Other non-current liabilities	—	293.4	2.1	70.7	—	366.2
TOTAL LIABILITIES	—	8,421.5	36.3	732.3	(5,076.8)	4,113.3
Equity (deficit):
Total stockholders’ equity (deficit)	151.5	(3,108.8)	1,904.1	129.2	1,075.5	151.5
Noncontrolling interests	—	—	—	325.8	—	325.8
TOTAL EQUITY (DEFICIT)	151.5	(3,108.8)	1,904.1	455.0	1,075.5	477.3
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$151.5	$5,312.7	$1,940.4	$1,187.3	$(4,001.3)	$4,590.6

Condensed Balance Sheets
December 31, 2018
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$22.1	$8.2	$18.3	$—	$48.6
Accounts receivable, net	—	515.4	34.0	95.3	(8.9)	635.8
Inventory	—	1,299.6	53.9	75.6	(9.2)	1,419.9
Other current assets	—	85.5	0.1	11.4	—	97.0
Total current assets	—	1,922.6	96.2	200.6	(18.1)	2,201.3
Property, plant and equipment	—	6,111.1	189.7	668.4	—	6,969.2
Accumulated depreciation	—	(4,785.5)	(102.8)	(169.3)	—	(5,057.6)
Property, plant and equipment, net	—	1,325.6	86.9	499.1	—	1,911.6
Other non-current assets:
Investment in subsidiaries	(3,017.4)	1,931.1	—	68.2	1,018.1	—
Inter-company accounts	3,117.3	—	1,630.7	—	(4,748.0)	—
Goodwill and intangible assets	—	—	32.9	266.0	—	298.9
Other non-current assets	—	54.3	—	49.6	—	103.9
TOTAL ASSETS	$99.9	$5,233.6	$1,846.7	$1,083.5	$(3,748.0)	$4,515.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$722.5	$26.2	$55.5	$(3.2)	$801.0
Accrued liabilities	—	251.5	8.7	28.7	—	288.9
Current portion of pension and other postretirement benefit obligations	—	38.4	—	0.3	—	38.7
Total current liabilities	—	1,012.4	34.9	84.5	(3.2)	1,128.6
Non-current liabilities:
Long-term debt	—	1,993.7	—	—	—	1,993.7
Pension and other postretirement benefit obligations	—	827.0	—	2.9	—	829.9
Inter-company accounts	—	4,312.3	—	511.2	(4,823.5)	—
Other non-current liabilities	—	105.6	0.2	28.2	—	134.0
TOTAL LIABILITIES	—	8,251.0	35.1	626.8	(4,826.7)	4,086.2
Equity (deficit):
Total stockholders’ equity (deficit)	99.9	(3,017.4)	1,811.6	127.1	1,078.7	99.9
Noncontrolling interests	—	—	—	329.6	—	329.6
TOTAL EQUITY (DEFICIT)	99.9	(3,017.4)	1,811.6	456.7	1,078.7	429.5
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$99.9	$5,233.6	$1,846.7	$1,083.5	$(3,748.0)	$4,515.7

Condensed Statements of Cash Flows
Year Ended December 31, 2019
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.2)	$114.6	$76.2	$83.6	$(5.3)	$265.9
Cash flows from investing activities:
Capital investments	—	(133.5)	(3.8)	(57.5)	—	(194.8)
Other investing items, net	—	6.6	—	—	—	6.6
Net cash flows from investing activities	—	(126.9)	(3.8)	(57.5)	—	(188.2)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	115.0	—	—	—	115.0
Redemption of long-term debt	—	(152.3)	—	—	—	(152.3)
Inter-company activity	3.9	41.0	(80.5)	30.3	5.3	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(55.6)	—	(55.6)
Other financing items, net	(0.7)	(1.7)	—	—	—	(2.4)
Net cash flows from financing activities	3.2	2.0	(80.5)	(25.3)	5.3	(95.3)
Net increase (decrease) in cash and cash equivalents	—	(10.3)	(8.1)	0.8	—	(17.6)
Cash and equivalents, beginning of year	—	22.1	8.2	18.3	—	48.6
Cash and equivalents, end of year	$—	$11.8	$0.1	$19.1	$—	$31.0

Condensed Statements of Cash Flows
Year Ended December 31, 2018
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(2.3)	$209.7	$83.1	$83.8	$(9.6)	$364.7
Cash flows from investing activities:
Capital investments	—	(122.9)	(8.1)	(21.0)	—	(152.0)
Other investing items, net	—	0.8	—	(0.7)	—	0.1
Net cash flows from investing activities	—	(122.1)	(8.1)	(21.7)	—	(151.9)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	(115.0)	—	—	—	(115.0)
Redemption of long-term debt	—	(12.6)	—	—	—	(12.6)
Inter-company activity	2.5	48.3	(74.0)	13.6	9.6	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(73.7)	—	(73.7)
Other financing items, net	(0.2)	(0.7)	—	—	—	(0.9)
Net cash flows from financing activities	2.3	(80.0)	(74.0)	(60.1)	9.6	(202.2)
Net increase (decrease) in cash and cash equivalents	—	7.6	1.0	2.0	—	10.6
Cash and equivalents, beginning of year	—	14.5	7.2	16.3	—	38.0
Cash and equivalents, end of year	$—	$22.1	$8.2	$18.3	$—	$48.6

Condensed Statements of Cash Flows
Year Ended December 31, 2017
	AK Holding	AK Steel	Guarantor Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(2.5)	$67.3	$73.3	$61.7	$(1.0)	$198.8
Cash flows from investing activities:
Capital investments	—	(131.8)	(5.6)	(15.1)	—	(152.5)
Investment in acquired business, net of cash acquired	—	(360.4)	—	—	—	(360.4)
Other investing items, net	—	4.0	—	0.2	—	4.2
Net cash flows from investing activities	—	(488.2)	(5.6)	(14.9)	—	(508.7)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	450.0	—	—	—	450.0
Proceeds from issuance of long-term debt	—	680.0	—	—	—	680.0
Redemption of long-term debt	—	(848.4)	—	—	—	(848.4)
Debt issuance costs	—	(25.3)	—	—	—	(25.3)
Inter-company activity	5.0	31.2	(64.9)	27.7	1.0	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(79.1)	—	(79.1)
Other financing items, net	(2.5)	—	—	—	—	(2.5)
Net cash flows from financing activities	2.5	287.5	(64.9)	(51.4)	1.0	174.7
Net increase (decrease) in cash and cash equivalents	—	(133.4)	2.8	(4.6)	—	(135.2)
Cash and equivalents, beginning of year	—	147.9	4.4	20.9	—	173.2
Cash and equivalents, end of year	$—	$14.5	$7.2	$16.3	$—	$38.0